UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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Bank of Granite Corporation

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23 NORTH MAIN STREET
GRANITE FALLS, NORTH CAROLINA 28630
(828) 496-2000
Notice of Annual Meeting of Stockholders — April 23, 2007
TO OUR STOCKHOLDERS:
The Annual Meeting of Stockholders of Bank of Granite Corporation will be held on Monday, April 23, 2007 at 10:30 a.m. local time. The meeting will be held at the Holiday Inn — Select, 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina for the following purposes:
1.	To consider the election of eight persons named as nominees in the Proxy Statement dated March 15, 2007, which accompanies the Notice;

2.	To consider Bank of Granite Corporation’s proposed 2007 Stock Incentive Plan;

IF YOUR SHARES ARE HELD THROUGH A BROKER, PLEASE PROVIDE YOUR BROKER WITH SPECIFIC INSTRUCTIONS AS TO YOUR VOTE ON PROPOSAL 2. YOUR BROKER IS NOT PERMITTED TO VOTE ON PROPOSAL 2 IN THE ABSENCE OF YOUR SPECIFIC INSTRUCTIONS, AND A BROKER NON-VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 2.

3.	To consider the ratification of the selection of Dixon Hughes PLLC as Bank of Granite Corporation’s independent Certified Public Accountants for the fiscal year ending December 31, 2007; and

4.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on February 28, 2007 are entitled to receive notice of, and to vote at, this meeting.
Bank of Granite Corporation’s 2007 Annual Stockholders Meeting Proxy Ballot, Proxy Statement and its 2006 Annual Report and Annual Report on Form 10-K are enclosed with this Notice.
YOUR VOTE AND PROMPT RESPONSE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY OF COURSE, WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROMPT RESPONSE WILL SAVE YOUR COMPANY THE EXPENSES AND EXTRA WORK OF ADDITIONAL SOLICITATION.

By order of the Board of Directors Bank of Granite Corporation
/s/ Charles M. Snipes
Granite Falls, North Carolina	CHARLES M. SNIPES
March 15, 2007	Chairman and Chief Executive Officer

PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXY
General
The accompanying Proxy is solicited by the Board of Directors of Bank of Granite Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on April 23, 2007, and any adjournment thereof. The time and place of the meeting is set forth in the accompanying Notice of Meeting. The approximate date on which this Proxy Statement and the accompanying Proxy are first being sent or given to stockholders of the Company is March 22, 2007.
Copies of the Company’s Annual Report and its Annual Report on Form 10-K for 2006 are provided with this Proxy Statement and have been sent to each stockholder. Stockholders and other interested parties may also obtain the Company’s recent filings with the Securities and Exchange Commission (the “SEC”) from the Company’s Internet site at www.bankofgranite.com under “Investor Relations-Stockholder Reports,” or through the SEC’s Internet site at www.sec.gov by searching for the Company’s Central Index Key of 0000810689.
Solicitation
All expenses of preparing, printing, and mailing the Proxy and the cost of all material used in the solicitation thereof will be borne by the Company. In addition to the mailings, proxies may be solicited in person or by telephone by directors, officers, and other employees of the Company, none of whom will receive additional compensation for their services.
Revocability of Proxy
The accompanying Proxy shall be revocable at any time prior to its exercise by filing a written request with Kirby A. Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630, by voting in person at the Stockholders’ Meeting, by presenting a duly executed proxy bearing a later date or by following instructions provided by a broker through which you hold your shares.
Voting Securities and Vote Required for Approval
Only the holders of record of Common Stock of the Company at the close of business on February 28, 2007 are entitled to receive notice of the Annual Meeting of Stockholders and to vote on such matters to come before the Annual Meeting or any adjournment thereof. At the close of business on February 28, 2007, the record date, the Company had 16,029,978 shares of Common Stock outstanding, par value $1.00 per share, which is the only class of stock outstanding.
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and any adjournment thereof.
Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” will be counted in determining whether a quorum is present, but will not be counted as having voted for or against the proposal in question. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as how to vote on such proposals.
Cumulative voting is not permitted, and stockholders do not have dissenters’ rights with respect to any of the matters to be considered.

Stockholders may designate a person or person other than those named in the enclosed Proxy to vote their shares at the Annual Meeting or any adjournment thereof. In each case where a stockholder has appropriately specified how the Proxy is to be voted, the Proxy will be voted in accordance with his or her specifications. Executed but unmarked Proxies that are returned to the Company will be voted (1) in favor of the slate of directors set forth in Proposal 1 (Election of Directors), (2) in favor of Proposal 2 (Approval of proposed 2007 Stock Incentive Plan), and (3) in favor of Proposal 3 (Ratification of Dixon Hughes PLLC as the Company’s independent accountants). As to any other matter or business that may be brought before the Annual Meeting, or any adjournment thereof, a vote will be cast pursuant to the accompanying Proxy as recommended by the Board of Directors or, if no recommendation is given, in accordance with the judgment of the person or persons voting the same. The Company’s management and Board of Directors do not know of any other matter or business to be brought before the stockholders at the Annual Meeting.
Director nominees will be elected by a plurality of the votes cast. Plurality approval means that the eight (8) director nominees with the most votes will be elected. Proposal 2 (Approval of 2007 Stock Incentive Plan) and Proposal 3 (Ratification of Selection of Accountants) require approval by a majority of the votes cast at the meeting. If your shares are held through a broker, it is important that you instruct your broker how to vote your shares on Proposal 2 using the instructions provided by your broker. If you do not instruct your broker how to vote your shares, it will have the same effect as a vote “AGAINST” Proposal 2.
The Board of Directors unanimously recommends a vote in favor of Proposals 1, 2, and 3.
PRINCIPAL HOLDERS OF VOTING SECURITIES
As of February 28, 2007, the Company’s records and other information available from outside sources indicated that the following stockholder was a beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s Common Stock. The information below is as reported in the stockholder’s filings with the Securities and Exchange Commission. To the knowledge of the Company, no other individual stockholder beneficially owned more than five percent (5%) of the Company’s outstanding Common Stock on the record date.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name	Shares	Percent of Class
John A. Forlines, Jr. (1)	854,185	5.33%
36 Pinewood Road Granite Falls, North Carolina 28630

Notes: (1)  Mr. Forlines has sole voting and investment power with regard to 831,574 shares of Common Stock.
In addition, Mr. Forlines has investment power with regard to 22,611 shares of Common Stock held in Bank of Granite’s “tax-qualified” retirement plans for the benefit of Mr. Forlines.

On the record date, the Company’s Common Stock was owned by approximately 6,900 individuals and other entities, holding stock either as holders of record, holders of shares registered in street name or as beneficial owners.
CORPORATE GOVERNANCE
The Company and its Board of Directors remains committed to ethical business practices, transparency in financial reporting and effective corporate governance. The Company periodically compares its corporate governance practices with those of other companies, both in and out of its industry, as well as the requirements of the Sarbanes-Oxley Act of 2002 and The NASDAQ Global Select MarketSM in an effort to determine appropriate changes that serve to strengthen its corporate governance practices. Among the practices the Company believes add strength to its governance are the following:

General Practices
•	High ethical standards have long been a priority for the Company’s directors, management and employees.

•	The Company’s directors, management and employees have agreed to abide by the Company’s Ethics Policy.

•	A majority of the directors, six of the eight, have been determined to meet the NASDAQ criteria for “independent” directors.

•	The Company’s seven nonemployee directors meet no less frequently than twice per year without management.

•	The Company’s nonemployee directors have responsibility for management succession.

•	All loans to directors and their associates from the Company or its subsidiaries are approved by the Board of Directors and are made in compliance with the provisions of Federal Reserve Board Regulation O and are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features, and none of such loans can be classified as non-accrual, restructured, or potential problem loans.

•	All deposit, investment, fiduciary or other relationships with the Company or any of its subsidiaries are conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions of the subsidiary involved.
Audit Committee Practices
•	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

•	At least one Committee member meets the Board’s criteria as a “financial expert.”

•	The Committee reviews the Company’s financial statements with management and the independent auditors.

•	The Committee makes inquiries of management as to the nature and management of significant risks inherent in the Company’s business activities.

•	The Committee makes inquiries of management as to the nature of significant judgments made by management in the preparation of the Company’s financial statements.

•	The Committee appoints, reviews and assesses the performance of the Company’s independent auditors.

•	The Committee approves all audit and non-audit services (including the fees therefor) performed by the Company’s independent auditors.

•	The Committee reviews and assesses the performance of the Company’s internal auditors.

•	The Committee periodically meets in executive session with the independent auditors or selected members of management.
Nominating and Corporate Governance Committee Practices
•	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

•	The Committee makes recommendations to the Board regarding the size and composition of the Board.

•	The Committee recommends to the Board director nominees to be presented for consideration by the stockholders.

•	The Committee reviews management succession plans with the Board of Directors and the Chief Executive Officer.

•	The Committee develops and manages the self-evaluation process for the Board of Directors and each of its committees.

•	The Committee develops and recommends to the Board of Directors minimum standards and qualifications for director nominees.

•	The Committee reviews and recommends to the Board of Directors changes in the frequency, structure and content of Board of Director meetings.

•	The Committee reviews directors fees and other compensation to be paid to directors and advises the Compensation Committee on such matters.

Compensation Committee Practices
•	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed annually.

•	The Committee oversees the Company’s efforts to attract and retain the Company’s executive management.

•	The Committee monitors the competitiveness of the Company’s compensation arrangements with executive management.

•	The Committee reviews the Company’s compensation arrangements with executive management and recommends such arrangements to the Board of Directors for approval.

•	The Committee periodically reviews the Company’s stock-based compensation plans, recommends revisions to such plans or new plans to the Board of Directors and approves participants and grants made under such plans.
DIRECTOR NOMINEES
The Company’s Board of Directors is responsible for nominating members to the Board and for filling vacancies on the Board that may exist between annual meetings of our stockholders. The Board has delegated the initial screening process for director nominees to the Nominating and Corporate Governance Committee, which has established certain general qualifications for Board membership. Although a director nominee is not required to meet each of the qualifications (except to the extent required by the Company’s bylaws), the Nominating and Corporate Governance Committee and the Board believe that all nominees should possess the highest personal and professional ethics, integrity and values, as well as practical wisdom, mature judgment and a commitment to representing the long-term interests of the Company’s stockholders. In addition, nominees should possess expertise that is useful to the Company and that complements the background and experience of other Board members. Director nominees should also be willing and able to devote the appropriate amount of time to the Company, including regular attendance at director meetings and attendance of the Company’s annual stockholder meeting. Nominees should not have any significant conflicts of interest. Pursuant to the Company’s Bylaws, at least three-fourths (3/4ths) of the directors must be residents of the State of North Carolina; therefore, the Nominating and Corporate Governance Committee and the Board will take residency of nominees into account in their evaluation. Regardless of residency, nominees should be familiar with the Company’s market area. Also in accordance with the Company’s Bylaws, no non-employee director can be nominated for election or re-election to the Board after his or her 72nd birthday; provided that any such director will be eligible, in accordance with the Company’s Bylaws, to serve as a non-voting “Director Emeritus.” The Nominating and Corporate Governance Committee and the Board will apply these criteria when evaluating all director nominees, including current board members being considered for nomination for re-election.
When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. Although the Company’s Nominating and Corporate Governance Committee normally recommends and nominates individuals to serve as directors of the Company, stockholders may also nominate candidates for director, provided that such nominations are made in writing and are received by the Company at its executive offices not later than December 28, 2007 (which is 90 days prior to the expected date of the 2008 Proxy Statement). Any nomination should be sent to the attention of the Company Secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years. The nomination must also include home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by the Company as part of its disclosure in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a stockholder present in person. The nominee must also be present in person at the meeting. A vote for a person who has not been duly nominated pursuant to these requirements is void.
The Nominating and Corporate Governance Committee’s process for recommending board candidates begins with a preliminary assessment of each candidate based on his or her resume and biographical information. This information is evaluated against the criteria stated above and the Company’s needs at the time. After preliminary assessments, the candidates who appear best suited to fill vacancies may be invited to participate in a series of interviews, although incumbent directors will generally not be required to interview again. On the basis of information learned during this process, the Nominating and Corporate Governance Committee will determine which nominees to recommend to the Board. The Committee does not currently use the services of any third-party search firm to assist it in identifying or evaluating candidates.

STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS
The Board provides a process for stockholders to send communications to the Board or any of the Directors. Stockholders may send written communications to the Board or to any of the directors c/o Kirby Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.
ETHICS POLICY
The Company has adopted a written Ethics Policy that applies to all directors, officers and employees, including the Company’s chief executive officer and chief financial officer. The Ethics Policy was filed as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and is incorporated herein by reference. Copies are available, free of charge, upon written request to Kirby Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630.
INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD
The Boards of Directors of both the Company and its bank subsidiary, Bank of Granite (the “Bank”), are composed of the same persons. The Board of Directors of the Company’s mortgage bank subsidiary, Granite Mortgage, Inc., formerly GLL & Associates, Inc., is composed of the Company’s President, the Company’s Secretary/Treasurer and Granite Mortgage’s President and Chief Executive Officer.
The Company’s Board of Directors has determined that each of its 2006 directors and director nominees, other than Charles M. Snipes and John N. Bray, meet the current independence requirements under the listing standards of The NASDAQ Global Select MarketSM. The Board has also determined that each of the members of the Company’s Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.
The Board based these determinations primarily on a review of the responses of the Company’s directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors.
During the fiscal year ended December 31, 2006, the Company’s Board of Directors held 13 meetings, the Bank’s Board of Directors held 13 meetings and Granite Mortgage’s Board of Directors held 5 meetings. The members of the Company’s Board of Directors also serve as the Bank’s Board of Directors. All members of the Company’s Board of Directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by committees of the Board of which they are members. It is the Company’s policy that all of its directors attend the Annual Meeting of Stockholders. All of the nominees standing for re-election at the 2007 Annual Meeting of Stockholders attended the 2006 Annual Meeting of Stockholders.
Director compensation arrangements for 2007 have not yet been addressed by the Board of Directors and currently remain the same as 2006, as described in the Company’s Report on Form 8-K, dated April 17,2006. The Bank’s Board of Directors supervises the Bank’s compensation matters, while Granite Mortgage’s Board of Directors supervises Granite Mortgage’s compensation matters. The Company’s Board has standing audit, nominating and corporate governance, and compensation committees. The functions, composition and frequency of meetings for the audit, nominating and corporate governance, and compensation committees in fiscal year 2006 were as follows:
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE — The Nominating and Corporate Governance Committee is currently composed of independent directors Boyd C. Wilson, Jr., Chairman, James Y. Preston, Hugh R. Gaither, and Leila N. Erwin. All members of the Committee are independent under the standards of The NASDAQ Global Select Market.SM The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors with respect to nominees for election as directors. The Nominating and Corporate Governance Committee would consider stockholder nominees for Company Board membership. Any stockholder wishing to nominate a candidate for director must follow the procedures set forth in the section of this Proxy Statement entitled “Proposals For 2008 Annual Stockholders Meeting.” During 2006, the Nominating and Corporate Governance Committee held 4 meetings. A more complete description of the functions of the Nominating and Corporate Governance Committee is provided in its charter, which was approved by the Board on February 12, 2007 and is attached as Appendix A. A copy of the Nominating and Corporate Governance Committee’s charter is not currently available on the Company’s website.

COMPENSATION COMMITTEE — The Compensation Committee is currently composed solely of independent directors Hugh R. Gaither, Chairman, Joseph D. Crocker, Paul M. Fleetwood, III, and James Y. Preston. None of the members of the Compensation Committee is a current or former officer of the Company or any of its subsidiaries. The Compensation Committee annually reviews and recommends to the Board for approval the compensation of all of the Company’s executive officers and considers recommendations by the Company’s management regarding the granting of stock options. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees of its members. It also has the authority to engage outside consultants and advisors, including compensation consultants, but it has not to date done so. The Compensation Committee reports annually to the Company’s stockholders regarding its role in the Compensation Discussion and Analysis section of this Proxy Statement, as set forth below under “Compensation Committee Report.” A copy of the Compensation Committee’s charter, approved by the Board of Directors on January 16, 2007, is attached as Appendix C and is not currently available on the Company’s website. During 2006, the Compensation Committee held 3 meetings.
AUDIT COMMITTEE — The Audit Committee is currently composed solely of independent directors Paul M. Fleetwood, III, Chairman, Joseph D. Crocker, Hugh R. Gaither, and Boyd C. Wilson, Jr., CPA. The Audit Committee, whose members are neither officers nor employees of the Company or the Bank, includes among its responsibilities: the review of annual and interim financial statements and any related certifications, reports or opinions; the general oversight of the internal audit function; the review of external audit and regulatory examination findings; the selection, retention and performance of the Company’s independent accountants; the review of the integrity and adequacy of financial reporting processes; the review of the effectiveness of the internal and external audit processes; and the establishment and review of the adequacy of procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters. A copy of the Audit Committee’s charter, approved by the Board of Directors on February 12, 2007, is attached as Appendix B and is not currently available on the Company’s website. During 2006, the Audit Committee held 8 meetings. The Board of Directors has determined that Mr. Wilson qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission, and that Mr. Wilson and all other members of the Audit Committee are independent directors under the independence requirements of The NASDAQ Global Select MarketSM and the Securities and Exchange Commission.

DIRECTOR COMPENSATION
In 2006, we paid each of our non-employee directors the following compensation:
•	an annual retainer of $10,000;

•	a fee of $500 for each board meeting they attended, including Bank of Granite board meetings; and

•	a fee of $250 for each board committee meeting they attended ($400 for the committee chair), including Bank of Granite committee meetings.
Directors who are also our employees do not receive any additional compensation for their service as directors.
The following table shows the total compensation we paid our non-employee directors in 2006 for their service on the Company’s board and the Bank of Granite board.

		Fees
		Earned or
		Paid in Cash
Name		in 2006
(a)		(b)
John N. Bray		$18,750
Joseph D. Crocker		$4,250
Leila N. Erwin		$18,000
Paul M. Fleetwood, III		$23,150
Hugh R. Gaither		$20,700
Bob J. McCreary		$18,250
James Y. Preston	(1)	$23,050
Boyd C. Wilson, Jr., CPA		$22,850
The only director compensation in 2006 was from fees earned or paid in cash.
(1)	Mr. Preston had 13,091 options outstanding and exercisable as of December 31, 2006, with expiration dates ranging from 2007 to 2012 and exercise prices ranging from $7.01 to $9.54. These options were granted to Mr. Preston when he was chairman of First Commerce Corporation, which we acquired in 2003.

AUDIT COMMITTEE REPORT AND CHARTER
AUDIT COMMITTEE REPORT
In accordance with its written charter, which was amended by the Board of Directors (the “Board”) on February 12, 2007, and is attached as Appendix B, the Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2006, the Audit Committee held 8 meetings. The Audit Committee Chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly report with the Chief Financial Officer and independent auditors prior to the publication or filing of such quarterly report.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2006, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.
Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.
The Audit Committee has considered whether the provision of non-audit services by its independent auditors is compatible with maintaining the auditor’s independence and has concluded that the provision of such services does not interfere with the independence of the Company’s auditors.
Effective on September 12, 2006, the Audit Committee dismissed Deloitte & Touche, LLP (“Deloitte & Touche”) as principal accountants for the Company, as reported on a Form 8-K filed with the SEC on September 18, 2006. Deloitte & Touche performed the audit of the Company’s consolidated financial statements for the years ended December 31, 2005 and December 31, 2004. During these periods and the subsequent interim periods prior to their dismissal, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreements in connection with Deloitte & Touche’s reports, nor were there any “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (Regulation S-K).

The audit reports of Deloitte & Touche on the consolidated financial statements for the Company’s years ended December 31, 2005 and December 31, 2004 did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. The audit reports of Deloitte & Touche on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 did not contain an adverse opinion, or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.
Effective on September 12, 2006, the Audit Committee appointed Dixon Hughes PLLC as its principal accountants to audit the Company’s financial statements for the remainder of the 2006 fiscal year.
Bank of Granite Corporation
Audit Committee of the Board of Directors
Paul M. Fleetwood, III, Chairman
Joseph D. Crocker
Hugh R. Gaither
Boyd C. Wilson, Jr., CPA
ELECTION OF DIRECTORS
(Proposal 1)
Eight (8) directors are being considered for election at the Annual Meeting, each to hold office for one year or until a successor is elected and qualified. The Board size is currently set at nine, as permitted by the Company’s Bylaws. However, Mr. McCreary’s resignation on January 19, 2007 created a vacancy on the Board, and there are currently no plans to fill this vacant position. Accordingly, only eight nominees are being recommended at this time, and proxies may be voted only for eight nominees. The Company’s directors/nominees are shown below along with biographical summaries and a statement of beneficial ownership of Common Stock. The information is presented, unless otherwise indicated, as of February 28, 2007.
All of the nominees shown below have been previously elected as directors by the Company’s stockholders, with the exception of nominee Joseph D. Crocker, who was appointed by the Board on September 18, 2006. All of the nominees are currently serving on the Board of Directors.
All nominees have indicated that they are willing to serve as directors if elected. In the event a nominee becomes unwilling or unable to serve as director, which is not anticipated, the shares represented by proxy will be voted for the Board’s substitute nominee.
The Board of Directors unanimously recommends that the stockholders elect the Directors/Nominees shown in the following table by voting FOR Proposal 1. Proxies cannot be voted for a greater number of persons than the number of named nominees.
DIRECTORS/NOMINEES AND NONDIRECTOR EXECUTIVE OFFICERS
Biographical summaries, including principal occupations during the last five years, of the Company’s directors/nominees and executive officers are presented below.
DIRECTORS/NOMINEES
John N. Bray is Chairman and Chief Executive Officer of Vanguard Furniture, Incorporated, a furniture manufacturing company headquartered in Hickory, North Carolina, where he has served since 1970. Mr. Bray has also served as Director of Vanguard Furniture since 1970 and as Director of the Company and the Bank since 1992.
Joseph D. Crocker is Director of Operations of the Z. Smith Reynolds Foundation in Winston-Salem, North Carolina, where he has served in such capacity since 2005. From 1997 to 2005, Mr. Crocker was Senior Vice President and Community Affairs Manager for the Carolinas for Wachovia Bank, a large commercial bank headquartered in North Carolina. Mr. Crocker began his service as a Director on September 18, 2006, when he accepted his appointment by the Board of Directors. Mr. Crocker was recommended as an appointee by the Company’s chief executive officer and chairman, as well as several of the independent directors.

Leila N. Erwin is President of Morris Investment Company of Charlotte, North Carolina, where she has served since 2001. Ms. Erwin also owns More Lace Gift Shop of Morganton, North Carolina, which she opened in 1988. Ms. Erwin has served as Director of the Company and the Bank since 2005.
Paul M. Fleetwood, III is President of Corporate Management Services, Incorporated, a real estate management company, and Treasurer of Catawba Valley Building Supply, Incorporated, a retail supplier of building materials, both of Hickory, North Carolina, where he has served in such capacities since 1977. Mr. Fleetwood has served as Director of the Company and the Bank since 1998.
Hugh R. Gaither is President and Chief Executive Officer of Flagship Brands, LLC, a distributor of branded performance socks, headquartered in Conover, North Carolina, where he has served in such capacity since 2001. Mr. Gaither has served as Director of the Company and the Bank since 1997.
James Y. Preston is Of Counsel to Parker Poe Adams & Bernstein LLP, Attorneys and Counselors at Law, serving North and South Carolina. He has served in such capacity since July 2004, and previously served as a Partner from January 1965 to June 2004. Mr. Preston has served as Director of the Company and the Bank since 2003. Mr. Preston previously served as Chairman and Director of First Commerce Corporation, which was acquired by the Company on July 15, 2003.
Charles M. Snipes was named Chairman of the Company and the Bank on January 17, 2006. Mr. Snipes has also served as Chief Executive Officer of the Company since 2005. He is also Chief Executive Officer of the Bank and has served in that capacity since 1994. Mr. Snipes was also President of the Company and of the Bank where he served in such capacities from 1994 through December 17, 2006. He has served as Director of the Company since 1987 and of the Bank since 1982. Mr. Snipes has also served as Chairman and Director of Granite Mortgage since 1997. In addition, Mr. Snipes has served as Director of Vanguard Furniture, Incorporated since 1969.
Boyd C. Wilson, Jr., CPA is Executive Vice President of Broyhill Investments, Inc., an investment company located in Lenoir, North Carolina, where he has served in such capacity since 2005. Mr. Wilson also serves as Vice President and Chief Financial Officer of BMC Fund, Inc., a regulated investment company located in Lenoir, North Carolina, where he has served in such capacity since February 2006. From 1990 to 2005, Mr.. Wilson served as Vice President of Finance and Administration of Kincaid Furniture Company, Incorporated, a furniture manufacturer located in Hudson, North Carolina. Mr. Wilson has served as Director of the Company and Bank since 1996.
NAMED NONDIRECTOR EXECUTIVE OFFICERS
R. Scott Anderson was named President of the Company and the Bank on December 18, 2006. Mr. Anderson has also served as Chief Operating Officer of the Bank since May 2004. Prior to joining the Bank in May 2004, Mr. Anderson served as Commercial Banker from 2003 to 2004, Trust Division Manager from 2002 to 2004 and Central Region President from 2000 to 2001 for RBC Centura, one of the five largest banks headquartered in North Carolina. Mr. Anderson also served as President from 1997 to 2000 of Bank of Mecklenburg in Charlotte, North Carolina.
Kirby A. Tyndall, CPA is Executive Vice President, Secretary, Treasurer and Chief Financial Officer of the Company and the Bank, where he has served in such capacities since 1997. Mr. Tyndall has also served as Director, Secretary, and Treasurer of Granite Mortgage, Incorporated, where he has served in such capacities since 1997.
Gary L. Lackey is President and Chief Executive Officer of Granite Mortgage, where he has served in such capacities since he founded Granite Mortgage in 1985. Mr. Lackey has also served as Director of Granite Mortgage since 1985. The Company acquired Granite Mortgage in 1997. Mr. Lackey also serves as a General Partner of Salem Investors, LLC.
D. Mark Stephens is Senior Vice President and Chief Information Officer of the Bank, where he has served in such capacities since 1998.
OTHER NONDIRECTOR EXECUTIVE OFFICERS
John S. Gabriel, Jr., age 60, is Senior Vice President and Chief Credit Officer of the Bank, where he has served in such capacities since 1993.

W. Corky Upchurch, age 61, is Senior Vice President and Office Administrator of the Bank, where he has served in such capacities since 1997.
Karen B. Warlick, age 49, is Senior Vice President and Director of Human Resources of the Bank, where she has served in such capacities since 2003. From 2001 to 2003, Ms. Warlick was Commercial Administrative Officer for Wachovia Bank, a large commercial bank headquartered in North Carolina.
The number of shares of Bank of Granite Corporation stock shown below as beneficially owned by the directors/nominees, and nondirector executive officers are those owned as of February 28, 2007. Unless otherwise indicated, each director/ nominee or nondirector named executive officer has sole voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The source of information provided in the table is the Company’s stockholder records.

						Ownership
Name of Director/Nominee		Age on		Amount and Nature		as % of
or Named Nondirector		Feb. 28,	Director	of Beneficial		Common
Executive Officer	Principal Occupation	2007	Since	Ownership		Stock
DIRECTORS/NOMINEES
John N. Bray Conover, N.C.	Chairman and Chief Executive Officer, Vanguard Furniture, Inc.	65	1992	6,383 1,835	direct indirect(2)	*

Joseph D. Crocker Winston-Salem, N.C.	Director of Operations, Z. Smith Reynolds Foundation	54	September 2006	207 —	direct indirect(2)	*

Leila N. Erwin Morganton, N.C.	President, Morris Investment Company; Owner, More Lace Gift Shop	54	2005	1,550 1,550	direct indirect(2)	*

Paul M. Fleetwood, III Hickory, N.C.	President, Corporate Management Services, Inc. and Treasurer, Catawba Valley Building Supply, Inc.	59	1998	177,187 —	direct indirect	1.11%

Hugh R. Gaither Newton, N.C.	President and Chief Executive Officer, Flagship Brands, LLC	56	1997	649 —	direct indirect	*

James Y. Preston Mooresville, N.C.	Of Counsel, Parker Poe Adams & Bernstein LLP	69	2003	5,975 8,587	direct indirect(3)	*

Charles M. Snipes Hickory, N.C.	Chairman of the Company and the Bank (since 2006); Chief Executive Officer of the Company (since 2005) and the Bank (since 1994); President of the Company (1994-2006); and the Bank (1994-2006); Chairman and Director of Granite Mortgage (since 1997)	73	1982 (1)	195,052 1,386 18,672 11,864	direct indirect(2) indirect(3) indirect(4)	1.42%

Boyd C. Wilson, Jr., CPA Lenoir, N.C.	Executive Vice President, Broyhill Investments, Inc. and Vice President and Chief Financial Officer, BMC Fund, Inc.	54	1996	8,497 12,590	direct indirect(2)	*
(continued on next page)

(concluded from previous page)

						Ownership
Name of Director/Nominee		Age on		Amount and Nature		as % of
or Named Nondirector		Feb. 28,	Director	of Beneficial		Common
Executive Officer	Principal Occupation	2007	Since	Ownership		Stock
NAMED NONDIRECTOR EXECUTIVE OFFICERS
R. Scott Anderson Hickory, N.C.	President of the Company and the Bank (since 2006) Chief Operating Officer of the Bank (since 2004)	51	n/a	3,250 3,750	direct indirect(3)	*

Kirby A. Tyndall Hickory, N.C.	Secretary, Treasurer and Chief Financial Officer of the Company, Bank, and Granite Mortgage (since 1997); Director of Granite Mortgage (since 1997)	52	n/a	12,498 7,882 1,968	direct indirect(3) indirect(4)	*

Gary L. Lackey Winston-Salem, N.C.	President, Chief Executive Officer and Director of Granite Mortgage (since 1985)	56	n/a	2,343 1,953	direct indirect (3)	*

D. Mark Stephens Granite Falls, N.C.	Senior Vice President and Chief Information Officer of the Bank (since 1998)	49	n/a	3,624 1,172 1,555	direct indirect (3) indirect(4)	*

Directors/Nominees and Nondirector Executive Officers as a Group (15 persons)				425,387 89,106	direct indirect (2,3,4)	3.21%
The Director/Nominees and Named Nondirector Executive Officers listed in the above table that had shares of the Company’s common stock pledged as security as of February 28, 2007 were: Paul M. Fleetwood III, 176,562 shares; Charles M. Snipes, 9,374 shares; and D. Mark Stephens, 2,500 shares.

Notes:	* Indicates beneficial ownership of less than 1%.

(1)	The Company was organized as the holding company for the Bank on January 30, 1987.

(2)	Shares of stock indirectly owned include those held in their spouse’s name or by corporations controlled by such individuals.

(3)	The indirect stock ownership shown for the named executive officers consists of those shares of Company Common Stock obtainable by such individuals within 60 days of February 28, 2007. Mr. Preston’s options were previously granted by the former First Commerce Corporation prior to being acquired by the Company. No other directors currently have options to purchase shares of the Company’s common stock.

(4)	The indirect stock ownership shown for the named executive officers consists of those shares of Company Common Stock held in the Bank’s “tax-qualified” retirement plans for the benefit of the named executive officer, who has investment power, but no voting power, with regard to such shares.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the compensation we paid for 2006 to our chief executive officer (CEO), chief financial officer and three other most highly compensated executive officers. We refer to these individuals as our “named executive officers.”

						Change in
					Non-Equity	Pension Value
					Incentive	& Nonqualified
Name and					Plan	Deferred	All Other
Principal				Option	Compensation	Compensation	Compensation
Position	Year	Salary	Bonus (1)	Awards	(2)	Earnings (3)	(4, 5)	Total
(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	(j)
Charles M. Snipes	2006	$330,000	$21,656	$2,647	$108,281	$29,476	$63,213	$555,273
Chairman and Chief Executive Officer of the Company and the Bank; Chairman and Director of Granite Mortgage

R. Scott Anderson	2006	$185,000	$10,406	$3,362	$52,031	$62,599	$32,847	$346,245
President of the Company and the Bank; Chief Operating Officer of the Bank

Kirby A. Tyndall	2006	$150,000	$8,438	$1,588	$42,189	$59,275	$26,416	$287,906
Secretary, Treasurer and Chief Financial Officer of the Company, the Bank and Granite Mortgage; Director of Granite Mortgage

Gary L. Lackey	2006	$144,655	none	none	$42,585	none	$7,500	$194,740
President and Chief Executive Officer of Granite Mortgage; Director of Granite Mortgage

D. Mark Stephens	2006	$125,000	$5,859	none	$29,296	$28,830	$21,760	$210,745
Senior Vice President and Chief Information Officer of the Bank
2006 compensation for named executive officers did not include any compensation for bonuses other than the incentive bonuses disclosed in Note (1), stock awards, or option awards.

Notes:	(1)	Discretionary incentive bonus resulting from change in method for computing deposit growth. See “Compensation Discussion and Analysis — Program Elements — Annual Bonus.”

	(2)	Executive incentive bonuses

	(3)	Change in actuarial present value of the officer’s benefits under the officers’ SERP. See “ — Supplemental Executive Retirement Plan” below. For Mr. Snipes, also includes the amount of interest on non-qualified deferred compensation that is considered “abovemarket” under SEC rules.

	(4)	Amounts we contributed to the officer’s profit-sharing plan account (for Mr. Snipes, Mr. Anderson, Mr. Tyndall and Mr. Stephens) or 401(k) plan account (for Mr. Lackey). For Mr. Snipes, also includes $30,213 that we contributed to his profit-sharing SERP account.

	(5)	The total incremental cost to us of the perquisites that we provided to the named executive officers was less than $10,000 for each officer.

Employment and Non-Competition Agreement with Granite Mortgage CEO
Our subsidiary Granite Mortgage is party to an employment and non-competition agreement with its CEO, Mr. Lackey. The agreement has a rolling term of 1,094 days, or approximately three years. It provides that Mr. Lackey will earn a base salary of $12,000 per month, plus a monthly automobile allowance of $600 and monthly club dues of $185 (plus expenses as permitted by general company policies).
The agreement also provides for a monthly incentive payment to Mr. Lackey. From May 2003 through the end of 2006, the agreement spelled out the formula for calculating the monthly incentive, as follows:
(1)	5% of the first $500,000 of net operating income before income taxes;

(2)	10% of the net operating income before taxes greater than $500,000 and less than or equal to $2,000,000; and

(3)	12% of the net operating income before taxes greater than $2,000,000.
Column (d) above shows the total amount of the monthly incentive payments to Mr. Lackey in 2006 under this formula.
If we terminate Mr. Lackey’s employment, other than for cause, we will owe him his salary and incentive payments for the remaining three-year term. For an estimate of the amounts Granite Mortgage could be obligated to pay Mr. Lackey in this situation, and a brief description of the non-competition and non-solicitation obligations that the agreement imposes on Mr. Lackey, see “Potential Payments Upon Termination or Change of Control — Employment and Non-Competition Agreement with Granite Mortgage CEO.”
Profit-Sharing SERP
The amount reported for Mr. Snipes in column (i), “All Other Compensation,” includes $30,213 we contributed to his account in our profit-sharing supplemental executive retirement plan, or profit-sharing SERP. Under this plan, we make profit-sharing contributions each year based on cash compensation above the federal tax code limits that apply to our tax-qualified profit sharing plan. Each employee of the bank whose cash compensation for a particular year exceeds those federal tax code limits automatically participates in the profit-sharing SERP for that year. For 2006, only Mr. Snipes and one other employee participated in the plan. The following table provides more information about Mr. Snipes’ plan account.
Nonqualified Deferred Compensation

Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance at
Name	in 2006	in 2006 (1)	in 2006	in 2006	12/31/2006 (2)
(a)	(b)	(c)	(d)	(e)	(f)
Charles M. Snipes 2006	$—	$30,213	$9,178	$—	$150,454

(1)	This amount is reported in column (i) of the summary compensation table.

(2)	Of this amount, $78,494 has been reported in the summary compensation table in prior years’ proxy statements.
Each participant’s profit-sharing SERP account earns interest, compounded monthly, at a rate that the board of directors establishes. For 2006, the board set the interest rate at 8%. Column (h) of the summary compensation table includes the amount by which this rate of interest exceeded 120% of the applicable federal long-term rate in 2006.
A participant generally may not receive any portion of his profit-sharing SERP account prior to terminating employment with us. Upon a participant’s termination, we will distribute his account to him, or begin distributing it, if he is at least 65, or if he is at least 50 and has seven years of service. We will also begin distributions if the participant terminates because of a permanent disability. Otherwise, we will not make any distributions of the participant’s account until he turns 65. Currently, each participant may choose whether to receive his profit-sharing account distribution in a lump sum or in installments. However, to comply with federal tax rules we will amend the plan in 2007 to provide for a fixed payment date or payment schedule for each participant.

Grant of Plan-Based Awards
Mr. Lackey’s employment agreement dictated the terms of his bonus awards for 2006. We granted each of the other four named executive officers an incentive bonus award for 2006 under our annual bonus plan. The following table provides information about the bonus opportunity for each of these four officers.

		Estimated Future Payouts
		Under Non-Equity Incentive
		Plan Awards
Name		Threshold	Target	Maximum
(a)		(c)	(d)	(e)
Charles M. Snipes	2006	$86,626	$115,500	$144,375
R. Scott Anderson	2006	$41,626	$55,500	$69,375
Kirby A. Tyndall	2006	$33,752	$45,000	$56,252
Gary L. Lackey	2006	(1)	(1)	(1)
D. Mark Stephens	2006	$23,439	$31,252	$39,061

(1)	The formula under which Mr. Lackey’s incentive bonus award was calculated does not have a target, threshold or maximum award.
Bonus awards under our annual bonus plan are tied directly to our corporate performance. For the 2006 awards, the board of directors established objective goals under the plan for five measures of corporate performance and communicated them to plan participants in January 2006. For each measure, the board also assigned a specific weight, i.e., the percentage of the participants’ total bonuses that the measure would contribute. These 2006 performance goals and weightings were:

Earnings per share	45%
Loan growth	15%
Deposit growth	15%
Return on average equity	15%
Loan loss provisions	10%
For each measure, the board established a performance level below the target and a performance level above the target. The lower or threshold performance level was the level below which no participant would receive a bonus based on that measure, and the higher or maximum performance level corresponded to the maximum bonus payments for the measure. At the time the board set these performance tiers, it believed performance at the target level for each measure was more likely than not. It believed performance at the lower level was probable, and that performance at the higher level (corresponding to bonuses at 125% of target) was possible.
The board also communicated to each participant a total cash bonus target, expressed as a percentage of base salary. The percentages of salary increased with the level of the job. Each participant had the opportunity to earn:
•	75% of his target bonus for corporate performance at or above the threshold level but below the target,

•	100% of his target bonus for performance at or above the target level but below the maximum level, and

•	125% of his target bonus for performance at or above the maximum level.
The table above shows the threshold, target and maximum bonus for each named executive officer.

The formula for determining the Granite Mortgage CEO’s incentive bonus for 2003-2006 is set out in his employment agreement. Under this formula, Mr. Lackey earns a monthly bonus that is equal to a percentage of Granite Mortgage’s earnings before income taxes. See “Employment and Non-Competition Agreement with Granite Mortgage CEO.”
Based on our performance relative to these performance goals, in January 2007 the Board awarded the named executive officers the bonuses reported in columns (d) and (g) of the summary compensation table. The amounts in column (d) reflect the Board’s change in the fourth quarter of 2006 to the method for computing deposit growth. See “Compensation Discussion and Analysis — Program Elements — Annual Bonus.” For the four named executive officers who participated in our annual bonus plan, these bonuses were approximately 112.5% if the target bonuses.
Outstanding Equity Awards at Fiscal Year-end
The following table provides information about the stock options our named executive officers held as of the end of 2006.

OPTION AWARDS

			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised	Option	Option
			Options	Options	Exercise	Expiration
Name			Exercisable	Unexercisable	Price	Date
(a)			(b)	(c)	(e)	(f)
Charles M. Snipes	2006	(1)
04/28/1997			6,836		$13.82	04/28/2007
05/11/1998			6,836		$18.94	05/11/2008
12/09/2002			5,000	1,250	$14.70	12/09/2007
R. Scott Anderson	2006	(2)
05/10/2004			3,750	2,500	$14.20	05/10/2009
Kirby A. Tyndall	2006	(3)
07/15/1997			4,882		$14.72	07/15/2007
05/11/1998			4,882		$18.94	05/11/2008
12/09/2002			3,000	750	$14.70	12/09/2007
Gary L. Lackey	2006	(4)
05/11/1998			1,953		$18.94	05/11/2008
D. Mark Stephens	2006	(4)
06/15/1998			1,172		$20.08	06/15/2008
There were no stock options granted to named executive officers during 2006.
(1)	18,672 options were vested as of December 31, 2006; and 1,250 will vest on December 9, 2007.

(2)	3,750 options were vested as of December 31, 2006; 1,250 will vest on May 10, 2007; and 1,250 will vest on May 10, 2008.

(3)	12,764 options were vested as of December 31, 2006; 4,882 were exercised on Januray 31, 2007; and 750 will vest on December 9, 2007.

(4)	All outstanding options were vested as of December 31, 2006.

Option Exercises and Stock Vested
This table provides information about stock option exercises by the named executive officers in 2006.

OPTION AWARDS

		Number of	Value
		Shares	Realized
		Acquired	On
Name		On Exercise	Exercise
(a)		(b)	(c)
Charles M. Snipes	2006	7,812	$22,313
R. Scott Anderson	2006	None	None
Kirby A. Tyndall	2006	4,687	$11,963
Gary L. Lackey	2006	None	None
D. Mark Stephens	2006	3,125	$8,425
Supplemental Executive Retirement Plan
We provide a non-tax-qualified supplemental retirement plan for our executive officers who are employees of the bank. We call this plan the “officers’ SERP.” The officers’ SERP is a defined benefit plan under which participants will receive annual retirement benefits. Some participants will receive their benefits for 10 years; others will receive an annual benefit for life. All of the named executive officers who participate and vest in this plan will receive benefits for life. Each named executive officer’s annual benefit will be a fixed amount for a certain number of years and then will fluctuate based on the performance of one or more universal insurance policies that we purchased on his life.
The following table shows the actuarial present value of each named executive officer’s projected benefits under the plan. This is the lump sum value, as of December 31, 2006, of the estimated total benefits that we will pay the officer under the plan, assuming he retires at his normal retirement age (which is the earliest age at which his benefits will not be reduced). The actuarial present value is an estimate only. Each officer’s actual benefits under the officers’ SERP will depend on when he retires or otherwise leaves the company and on the performance of the underlying life insurance policies. In computing the actuarial present value for each officer, we used a 6% discount rate and assumed that the underlying life insurance will continue to generate the same tax-adjusted return as it generated when we purchased it. This latter assumption also forms the basis for the officer’s fixed annual benefits under the plan (as described below).

Pension Benefits

			Number	Present
			of Years	Value of	Payments
		Plan	Credited	Accumulated	During Last
Name		Name	Service	Benefit	Fiscal Year
(a)		(b)	(c)	(d)	(e)
Charles M. Snipes	2006	Officers’ SERP	7	$690,498	None
R. Scott Anderson	2006	Officers’ SERP	2	$370,700	None
Kirby A. Tyndall	2006	Officers’ SERP	7	$221,743	None
D. Mark Stephens	2006	Officers’ SERP	7	$120,288	None
Mr. Anderson and Mr. Tyndall each will receive a fixed annual benefit amount for 10 years after they retire. For Mr. Stephens, this fixed benefit period is nine years; for Mr. Snipes, it is eight years. In each case, after the end of the fixed benefit period, the officer’s annual benefit under the plan will be the tax-adjusted return on the underlying life insurance for that year, minus our opportunity cost to purchase the insurance (adjusted, if applicable, as described below). We call this variable annual benefit the “indexed benefit” and the period during which we pay it the “indexed benefit period.” We do not control the amount of any officer’s indexed benefit because it derives from the insurance return, which the insurance companies determine. However, during the indexed benefit period, we will adjust each officer’s indexed benefit each year, either up or down, until the total amount of plan benefits paid to the officer to date (fixed benefits plus indexed benefits) equals the total indexed benefits to date.
Twenty percent of each officer’s benefits under the officers’ SERP vests each year beginning with this third year of service with us. This means each officer is 100% vested in his plan benefits after seven years of service. In addition, each officer automatically would become 100% vested under certain circumstances. See “Potential Payments Upon Termination or Change of Control — Officers’ SERP.”
The normal retirement age under the plan is 65 for Mr. Anderson, Mr. Tyndall and Mr. Stephens and 73 for Mr. Snipes. Vested participants may terminate and begin receiving their plan benefits as early as age 50, however, with a 6.67% reduction in benefit for each year that benefits start prior to normal retirement age.
Annual plan benefits are payable in a lump sum in cash.
Because the officers’ SERP is a non-qualified plan, its benefits are unsecured and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor. Each year, however, we accrue an amount for each participant’s plan benefit as an expense on our financial statements. We refer to the aggregate amount that we have accrued for a participant at any particular point as his “accrued liability reserve account.” The amount in a participant’s accrued liability reserve account affects his death and disability benefits under the plan. See “Potential Payments Upon Termination or Change of Control — Officer’s SERP.”
Potential Payments Upon Termination or Change of Control
This section contains information about agreements that provide for compensation to our named executive officers in connection with their termination.
Change of Control Agreements
We are party to change of control agreements with all of our named executive officers except Mr. Lackey. The purpose of these agreements is to encourage the officers to carry out their duties in the event of a possible change in the control of our company or the bank. The agreements are not ordinary employment agreements. Unless there is a change of control (as defined in the agreements), they do not provide any assurance of continued employment, or any severance.

Under these agreements, any of the following events would be a “change of control”:
•	any person, entity or group becoming the beneficial owner of 50% or more of any class of voting securities of our company or the bank, or otherwise acquiring control of the election of a majority of our directors or the bank’s directors;

•	a corporate transaction, such as a merger, of our company or the bank after which our company or the bank is not the surviving corporation and our existing stockholders, or those of the bank, own less than a majority of the voting securities of the surviving entity; or

•	the sale or other transfer of all or substantially all of our assets or the bank’s assets to any person, entity or group.
Each agreement generally provides for the officer’s employment to continue for a specified period of time following the change of control. The specified employment continuation periods for the four named executive officers are as follows:

Snipes	3 years
Tyndall	3 years
Anderson	3 years
Stephens	2 years
If we or our successor terminated the employment of any of these officers during his continuation period, other than for “cause,” or he voluntarily terminated his employment for a “good reason” (in each case as defined in the agreement), the officer would be entitled to payments and benefits as set out in his agreement. He also would be entitled to these payments and benefits if he were terminated, other than for “cause,” and we or the bank agreed to or completed a change of control within six months after his termination.
In each case, we would owe the officer the following payments and benefits:
•	A specified multiple of his annual base salary. The multiples for the four named executive officers are:

Snipes	3
Tyndall	3
Anderson	3
Stephens	2
•	The same multiple of his average incentive bonus for the prior three years.

•	Continuation of all benefits for a specified number of years, or the cash equivalent. The number of years in each case is the same as the officer’s multiple. The benefits to be continued (or cashed out) include vacation and personal leave; participation and vesting in stock option plans, profit sharing and supplemental retirement benefit plans; medical, disability, life and accident coverage; and payment of continuing education and other professional fees.
However, any payments that would be considered “parachute payments” under the federal tax code would be modified or reduced to the extent necessary to avoid a federal excise tax on the officer or the disallowance of our federal income tax deduction.
Each officer also would be entitled to reimbursement of any fees and expenses incurred to successfully enforce the terms of his agreement with us.

The following table estimates the total amounts we would owe the four named executive officers under these agreements if there had been a change in control, and they had been terminated on December 31, 2006.

		Salary	Bonus	Continuation
Name		continuation	continuation	of Benefits	Total
Charles M. Snipes	2006	$990,000	$389,811	$239,481	$1,619,292
R. Scott Anderson	2006	555,000	187,311	322,260	1,064,571
Kirby A. Tyndall	2006	450,000	151,881	131,211	733,092
D. Mark Stephens	2006	250,000	70,310	58,324	378,634
The agreements currently permit the officers to choose whether to receive these payments in a lump sum or a fixed number of equal monthly payments (24 for Mr. Stephens; 36 for Mr. Anderson, Mr. Snipes and Mr. Tyndall). However, to comply with federal tax rules we will amend the agreements in 2007 so that each provides for a fixed payment date or schedule.
Officers’ SERP
Change of control benefit
If a participant in our officers’ SERP were terminated without “cause” (as defined in the agreement), or voluntarily resigned, at any time after a change of the control of the bank, the officer would receive his benefits under the officers’ SERP, beginning at his normal retirement age, as if he had remained employed with us until that time.
For Mr. Snipes, Mr. Stephens and Mr. Tyndall, the cumulative transfer of more than 50% of the voting stock of the bank or our company to any person, entity or group would be a “change of control” under their SERP agreements. For Mr. Anderson, any of the following events would be a “change of control”:
•	acquisition by a person or group of more than 50% of the value or voting power of the bank’s stock;

•	acquisition in a period of 12 months or less of 35% or more of the bank’s stock by a person or group;

•	replacement of a majority of the bank’s board in a period of 12 months or less by directors who were not endorsed by a majority of the then current board members; or

•	acquisition in a period of 12 months or less of 40% or more of the bank’s assets by an unrelated entity.
If an officer is fully vested in his benefits under the officers’ SERP, we believe the actuarial present value of the total benefits he would receive under the plan in the event of termination (other than for cause) after a change of control is approximately the same as he would receive in the event of termination (other than for cause) with no change of control. For those amounts, see “ — Supplemental Executive Retirement Plan,” above.
By contrast, if an officer is not fully vested in his plan benefits, his termination without cause after a change of control would trigger early vesting. Of the four named executive officers who participate in the officers’ SERP, only Mr. Anderson was not fully vested as of December 31, 2006. If he had been terminated on that date after a change of control, he automatically would have become fully vested in his benefits under the plan. If Mr. Anderson had been terminated on that date with no change of control, he would have been vested only in 20% of that benefit amount, or $74,140.

Death benefit
We provide a death benefit under the officers’ SERP that is payable to each participant’s designated beneficiary or estate. For Mr. Snipes, the death benefit will consist of the amount in the officer’s accrued liability reserve account plus ten annual payments. For Mr. Anderson, Mr. Stephens and Mr. Tyndall, the death benefit will be the amount in his accrued liability reserve account. The total death benefit payments that we would have owed had these officers died on December 31, 2006 are as follows:

Snipes	$1,853,399	*
Anderson	65,780
Tyndall	174,653
Stephens	98,318

*	We would owe Mr. Snipes the amount in his accrued liability reserve account ($663,500) plus his eight fixed benefit payments ($927,439) plus two indexed benefit payments. We have estimated that these indexed benefit payments would total $262,460. Of this total for Mr. Snipes, $262,460 is an estimate.
We have also entered into split dollar life insurance agreements with the officers who participate in the officers’ SERP. Under each of these agreements, upon the officer’s death, we will pay the officer’s beneficiary two times his salary or, if less, the combined death benefit in excess of cash value under the insurance policy or policies we own on his life. This benefit, like the officers’ SERP benefits, vests 20% per year, beginning with the officer’s third year of service, and if fully vested after seven years of service. We will pay the vested benefit amount if the officer dies while employed with us or after retiring or terminating service due to a disability. If the officers had died on December 31, 2006, we estimate that we would have owed them the following amounts (each of which is equal to two times the officer’s 2006 salary):

Snipes	$660,000
Anderson	370,000
Tyndall	300,000
Stephens	250,000
Disability benefit
We also provide disability benefits under the officers’ SERP. If either Mr. Anderson, Mr. Stephens or Mr. Tyndall terminated employment due to a disability, we would deposit the amount of his accrued liability reserve account into a trust. We would also deposit into that trust a disability insurance policy that we have purchased. The trust would begin paying out to the officer at his normal retirement age. We designed this program to provide the officer with the same benefits he would have received under the officers’ SERP if he had remained employed with us until his normal retirement age (for those benefit amounts, see “ — Supplemental Executive Retirement Plan,” above). However, there is no guarantee that the amount in the trust at the officer’s normal retirement age would fund this exact level of benefits.
Mr. Snipes does not participate in this disability program. Under his officers’ SERP agreement, if he terminated employment due to a disability, he would simply receive his benefits under the officers’ SERP, beginning at his normal retirement age, as if he had remained employed with us until that time.
Employment and Non-Competition Agreement with Granite Mortgage CEO
If Granite Mortgage were to terminate Mr. Lackey’s employment without “cause,” as defined in his employment and non-competition agreement, Granite Mortgage would continue to pay Mr. Lackey his salary and bonus through the end of the agreement’s three-year term. For example, if the termination without cause had occurred December 31, 2006, we estimate that Granite Mortgage would pay Mr. Lackey the following amounts through the end of 2009:

Salary continuation	$432,000
Bonus continuation (estimated)	127,755

Total (estimated)	$559,755
In this estimate, we have assumed that Mr. Lackey’s bonus for the three-year continuation period would be three times his bonus for 2006.

The agreement defines “cause” as
•	carrying out a wrongful act that does have or could have an adverse effect on the business, operations, financial condition or reputation of Granite Mortgage, or

•	failing to perform diligently the duties required under the agreement, and not curing that failure within 30 days after notice from Granite Mortgage.
If Granite Mortgage were to terminate Mr. Lackey’s employment for either of these reasons, it would not owe him any salary or bonus after the date of termination.
In exchange for the salary, bonus and benefits that Granite Mortgage has agreed to pay Mr. Lackey under the agreement, he has made three promises:
•	He will not use or reveal any trade secret of the company, directly or indirectly, either during or after his employment.

•	During his employment and for two years after termination, he will not compete, directly or indirectly, with Granite Mortgage or any of its affiliates (including our company and the bank) within 50 miles of any of our offices without the written consent of our board.

•	For two years after his termination, he will not solicit business in competition with Granite Mortgage from any customer or potential customer he contacted while employed with Granite Mortgage.
However, the agreement specifies that Mr. Lackey will not be bound by either of the last two promises:
•	upon the sale or transfer of all or substantially all of our assets (other than to an affiliate) or a transaction in which a person or entity acquires more than 50% of our voting stock;

•	to Mr. Lackey’s ownership and passive involvement in the operations of and business conducted by Salem Mortgage Corporation (including acting as chairman of the board of directors), so long as Salem Mortgage Company’s business consists of the dealing of subprime paper (as defined in the agreement); and

•	to Mr. Lackey’s involvement in the dealing of subprime paper upon termination of his employment without cause.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
John N. Bray, Chairman and Chief Executive Officer of Vanguard Furniture, Inc. serves on the Board of Directors of the Company and chaired the Board’s Compensation Committee prior to 2005. Charles M. Snipes, Chairman, and Chief Executive Officer of the Company, serves on the Board of Directors of Vanguard Furniture, Inc. and served on its Compensation Committee prior to 2005. There were no Compensation Committee interlocks in 2005 or 2006. For additional information about the membership of the Compensation Committee, see “Information about the Board of Directors and Committees of the Board.”

COMPENSATION DISCUSSION AND ANALYSIS
Overview and Objectives
We believe the guidance of strong management is responsible for our steady and impressive growth over our 100 years of existence. During roughly the first 90 of those years, the growth and prosperity of the Catawba Valley’s textile and furniture industries fueled much of our growth. This meant we were able to focus management’s attention on efficiency and profitability. However, over the past decade those core industries have struggled in the face of globalization. As a result, we have had to shift attention to diversifying our markets, asset growth and loan portfolios. To that end, we have moved beyond our core geographic area by acquiring and adding operations in five new markets (Charlotte, Winston-Salem, Boone, Statesville and North Wilkesboro) over the past four years.
These changes have created significant new challenges for our enterprise. We believe that, more than ever, continuity of our management team is crucial to our ability to meet these challenges. Our ability to attract talented new executive officers is also paramount. In the view of our board of directors, a competitive executive compensation program, as compared to the programs at similarly situated financial institutions, is vital to our efforts to retain and attract executives. Accordingly, over the past few years the compensation committee and the full board increasingly have focused on ensuring that our executives earn competitive compensation packages, as compared to their peers at similarly situated financial institutions.
The board also believes it important to compensate our executive officers for facing these new challenges. Doing so generates loyalty, in our view, and loyal individuals are critical to our success. Generating loyalty is thus a second primary objective of our executive compensation program.
Finally, the board has designed some elements of our executive compensation program — specifically, annual bonuses and stock-based compensation — primarily to provide management with incentives to reach specific corporate and strategic goals and to strive for better overall results for our company. The board believes these incentives ultimately enhance our value to stockholders.
Governance of the Program
The Role of the Board and the Compensation Committee
Both our board of directors and the compensation committee play integral roles in our executive compensation program. The committee consists entirely of independent directors, and a substantial majority of the full board is independent. The board believes that our directors’ independence, as well as their extensive experience as business leaders and their broad knowledge of executive compensation programs, make them well suited to judge appropriate levels of compensation for our executive officers.
Until 2003, the full board acted as our compensation committee in reviewing and setting executive compensation levels. That year, the board named six of its independent directors to a separate compensation committee and delegated to that committee the initial review and approval of our executive officers’ annual salaries, target incentive bonuses, discretionary retirement plan contributions and any equity compensation. However, the board retained final authority for all matters related to the compensation of our executive officers, other than Mr. Lackey, the Granite Mortgage CEO (whose compensation the Granite Mortgage board set, as described below).
As a result of this division of labor, we have a multi-step process for setting the levels of these annual compensation elements for our executive officers (other than Mr. Lackey). First, the committee considers and discusses the appropriate annual compensation levels, based on performance as measured against individual and corporate goals and objectives. Then, it recommends to the board specific compensation levels for each officer. The board considers the committee’s recommendations and either approves or revises them.
The board also sets the performance targets for our annual incentive bonus plan based on the committee’s recommendations.

In addition to its delegated responsibilities regarding the annual compensation of executive officers, the committee periodically reviews our equity compensation plans and recommends revisions or new plans to the board. In February 2007, for example, the committee recommended a new equity incentive plan to the board. The board adopted this plan and is now recommending it for stockholder approval. See “Proposed 2007 Stock Incentive Plan (Proposal 2)” beginning on page 29.
The board retains primary authority for administering all of our compensation and benefit plans, including retirement plans. The board also approves all contracts with the bank’s executive officers, including the officers’ SERP agreements, split dollar life insurance agreements and change of control agreements.
Until 2007, the Granite Mortgage board was responsible for setting the compensation of Mr. Lackey, its CEO. In February 2007, our board of directors and compensation committee assumed responsibility for Mr. Lackey’s compensation. Accordingly, in the future his base salary and incentive bonus will be set using the process described above, and our board of directors will approve any changes to his employment agreement.
The Role of Management
Our CEO plays a major role in the process of setting compensation levels for our other executive officers. He evaluates their performance and reports his evaluations to the compensation committee. He also gives the committee his recommendations for the officers’ base salaries and target bonuses, and for any equity compensation awards he believes appropriate. The committee then uses his recommendations and reports, in addition to the members’ own evaluations of the officers, in recommending annual compensation levels to the board.
The CEO has twice recommended a freeze or reduction in his annual compensation (base salary or incentive bonus). He has never recommended an increase in his annual compensation. When the full board considers matters pertaining to his compensation, he is not present.
The CEO and other members of management participate in the process of setting the performance targets for bonuses under our annual incentive plan. Management recommends these targets, which generally come from the annual budget, and the board either approves or revises management’s recommendations.
Until this year, the board of Granite Mortgage was responsible for the compensation of its CEO. The Granite Mortgage board consists of the Granite Mortgage CEO (Mr. Lackey) and two of our executive officers (Mr. Snipes and Mr. Tyndall), but Mr. Lackey did not participate in the board’s deliberations or decisions regarding his compensation or his employment agreement.
Market Competitiveness Data
The committee and the board base many of their executive compensation decisions on data about compensation programs and levels at similarly situated financial institutions. We consider institutions to be similarly situated to us based on asset size and, in some cases, market locations. In addition, we generally consider compensation data only from publicly traded financial institutions. We use data that appears in other institutions’ proxy statements or that is otherwise available to the general public, as well as data from trade organizations to which we belong. Our goal is to provide a competitive executive compensation program.
Program Elements
In-Service Compensation
Base salary
We pay each of our executive officers a base salary to give them a relatively secure baseline level of compensation. They receive this salary without regard to any measure of corporate performance. Individual performance, however, as subjectively evaluated by the CEO (in the case of officers other than himself) and by the committee and the board, does play a role in the setting of the next year’s base salary for most executive officers. Market data about the base salaries of top executives at similarly situated financial institutions also plays a role in the setting of our executives’ salaries. The exception is Mr. Lackey, whose base salary from Granite Mortgage is set in the employment agreement he and Granite Mortgage entered into in 2003.

After evaluating the named executive officers’ performance during 2005, the CEO, compensation committee and full board concluded that each officer had performed his management and operational responsibilities well and had contributed to our strong operating performance. Based on these evaluations, and on the market compensation data we received in 2005, the board increased the base salaries of the named executive officers (other than Mr. Lackey) to the amounts shown in column (c) of the summary compensation table on page 13. These increases were all between 6 and 16%. The committee and the board believe these salaries generally reflect each individual’s importance to our business, and that the salaries of the officers other than our CEO fall in an appropriate range below the CEO’s salary.
Annual bonus
Beginning in 2005, we implemented an annual bonus plan to provide incentives for executive officers to help us reach goals that are operationally and strategically important to us. Each of our named executive officers except Mr. Lackey, the CEO of Granite Mortgage, participated in this plan for 2006.
The board set performance targets for 2006 for five measures: earnings per share, loan growth, deposit growth, provisions for loan losses and return on average equity. The board selected these five measures because it believed they drive performance, correspond to stockholder expectations and are the most important measures for enhancing stockholder value.
The five performance measures have weighting factors. For 2006, the weightings were as follows:

Earnings per share	45%
Loan growth	15%
Deposit growth	15%
Return on average equity	15%
Loan loss provisions	10%
Each officer who participates in this plan has a target total bonus, which is based on a percentage of his or her salary. The board set these percentages for 2006 at 35% of base salary for the CEO, 30% for the executive vice president (who is now president) and chief operating officer and chief financial officer and 25% for the other participating officers. These target bonuses were higher than the ones that the board set in 2005. Based on its review of 2005 market data, the compensation committee recommended the increase to the board in order to bring our incentive bonus opportunities up to par with the opportunities offered at financial institutions of similar size.
Each performance measure has a performance tier below the target and a performance tier above the target. If we do not achieve the lower performance level, the officers do not receive a bonus based on that measure. If we achieve performance at or above the lower performance level, but below the target level, the officer receives 75% of his target bonus for that measure. If we achieve the higher level, the officer receives 125% of his target bonus for the measure. The board believes these threshold and maximum bonus levels represent a reasonable range of bonus opportunities around the target.
The performance tiers are generally in a fairly tight range around each performance target. For example, the threshold goal for 2006 for earnings per share was 95% of the target, and the maximum goal was 105% of target. At the time the board set these performance tiers, it believed performance at the target level for each measure was more likely than not. It believed performance at the lower level, i.e., the level corresponding to 75% of the target bonuses, was probable, and that performance at the higher level (corresponding to bonuses at 125% of target) was possible.
In the fourth quarter of 2006, the board revised the method of computing our performance on the deposit growth measure by excluding certain certificates of deposit that the state government had placed with the bank. It did this because management, reacting to an increase in the interest rate required by the state government on those certificates of deposit, had significantly reduced our levels of those deposits. Management’s action clearly benefited the company with a lower cost of funds. In addition, management views those deposits as a source of wholesale funding, not as retail or commercial deposits through which the bank can build relationships or cross-sell products or services. For these reasons, the board decided to exclude the state government certificates of deposit from the deposit growth computation.

Based on our performance in 2006 relative to the plan’s performance goals, the committee awarded the named executive officers the bonuses reported in columns (d) and (g) of the summary compensation table on page 13. These bonuses were approximately 112.5% of each participating officer’s target bonus. Because the amount of each officer’s bonus that is attributable to the change in the method of computing deposit growth is considered discretionary under SEC rules, we show these amounts in column (d). The remaining portion of each officer’s bonus appears in column (g).
The formula for determining the Granite Mortgage CEO’s incentive bonus for 2003-2006 is set out in his employment agreement. Under this formula, Mr. Lackey earns a monthly bonus that is equal to a percentage of Granite Mortgage’s earnings before income taxes. See “Executive Compensation — Summary Compensation Table — Employment Agreement of Granite Mortgage CEO.” This is the same annual incentive formula that Granite Mortgage had prior to the acquisition. The Granite Mortgage board believes continuing this formula has been appropriate in order to tie the officer’s incentive bonus directly to the profits contributed by Granite Mortgage. For 2006, we paid $42,585 to Granite Mortgage’s CEO under this formula.
Long-term incentive compensation
We have sometimes provided longer-term incentive compensation in the form of stock options to better align the interests of our executive officers (and other employees) with those of our stockholders. Each year, the committee and the full board have considered whether to grant stock options under our existing incentive stock option plans. Under new accounting rules, however, incentive stock options are an expensive form of equity to grant. For this reason, since the new rules have been pending we have granted stock options only to newly hired employees. We did not grant options to any named executive officer in 2006.
In February 2007, the committee recommended, and the board adopted, a new equity compensation plan. If our stockholders approve this plan at our annual meeting, we will have the ability to issue a full range of equity awards, including stock options, restricted stock, stock appreciation rights, and other awards the vesting of which is contingent on performance. We do not yet have a definitive strategy for making regular awards under this plan. However, the board believes that the ability to grant equity awards other than incentive stock options is important because the expense of these other types of awards will correspond more closely to their value.
Other benefits and perquisites
Our executive officers also receive the following benefits, which we provide to all fulltime employees as compensation for their services to us:
•	Group health and dental insurance, for which we pay a portion of the cost;

•	life insurance, accidental death and disability insurance and long-term disability insurance, for which we pay; and

•	optional term life insurance, for which the employee pays.
We provide these insurance benefits because we believe at a company of our size they are a standard part of the compensation package available to salaried employees.
We offer our CEO the use of a company-owned automobile and include the portion of his personal use in his taxable compensation. In addition, we provide the Granite Mortgage CEO with an automobile allowance, the amount of which is set in his employment agreement. We also pay membership dues to social and/or civic clubs for certain officers, including all of the named executive officers except Mr. Stephens. The board has approved these perquisites because it believes they are part of a competitive compensation arrangement for public company officers. In addition, the board believes that the social and civic club memberships provide the officers with valuable opportunities to build and cement customer contacts.

Retirement and Other Post-Termination Compensation
Profit-sharing plan, 401(k) plan and profit-sharing SERP
Participation in our tax-qualified profit-sharing plan, or in Granite Mortgage’s 401(k) plan, is available to all of our full-time employees. We provide these plans to allow our employees to save money for retirement in a tax-advantaged manner. All of our named executive officers currently participate in one of these plans. For each participant in our profit-sharing plan in 2006, we contributed 15% of the participant’s qualifying cash compensation. The board approved this contribution level because we achieved our budgeted level of net income. For each participant in Granite Mortgage 401(k) plan, including its CEO, we contributed 50% of participant contributions, up to a maximum of 7.5% of the participant’s qualifying cash compensation. This is the level of matching contribution that the plan prescribes, and it has not been changed since we acquired Granite Mortgage in 1997.
In addition, we provide a supplemental defined contribution plan that we call our “profit sharing SERP.” The purpose of this plan is to help replace profit-sharing contributions “lost” due to federal tax code limitations. Any employee whose cash compensation for a particular year exceeds these federal tax code limitations automatically participates in the profit-sharing SERP that year. Only our CEO and one other employee participated in the plan in 2006. The board believes replacing the “lost” profit-sharing contributions through the profit-sharing SERP is an appropriate means of helping participants plan for retirement income that is proportionate to their annual compensation. In addition, the board believes the profit-sharing SERP provides participants with a longer-term inducement to remain employed with us.
Officer’s SERP and related death benefits agreements
Our executive officers who are bank employees also participate in a supplemental retirement plan that we call the “officers’ SERP.” This group includes all of the named executive officers except Mr. Lackey. The officers’ SERP is a defined benefit plan under which participants will receive annual retirement benefits. Each participant’s annual benefit will be a fixed amount for a certain number of years and then will fluctuate based on the performance of one or more universal insurance policies that we purchased on his life. The board set the officers’ fixed benefit amounts based on their then-current salaries and on the expected performance of the related life insurance policies.
We accrue expense each year for our obligations under the officers’ SERP. We refer to the total amount we have accrued for each officer as the officer’s “accrued liability reserve account.” However, we have not set these amounts aside in a trust or otherwise, and they would be available to satisfy our creditors in the event of our insolvency.
The board believes the officers’ SERP, like the profit-sharing SERP, induces participants to remain employed with us over the longer term. It also provides a valuable additional retirement benefit that the board believes is appropriate to help the officers prepare for retirement. Finally, the board believes an additional retirement plan of this general type is an important part of a competitive executive compensation package.
The officers’ SERP also provides a death benefit for participants. The amount of this benefit will be equal to the remaining balance, if any, in the officer’s accrued liability reserve account. In addition, if Mr. Snipes has not yet received 10 annual benefit payments under the officers’ SERP at the time of his death, we will make those annual payments to his beneficiary until he and his beneficiary, together, have received 10 payments.
We have also entered into split dollar life insurance agreements to provide an additional death benefit for the officers who participate in the officers’ SERP. For additional information about these agreements, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.” The board set the level of these death benefits based on the cost to the bank to provide the benefits and its view of the appropriate maximum benefit level.
We have agreed to provide these death benefits under the officers’ SERP and the split dollar life insurance agreements because the board believes that they are appropriate additional compensation for the officers’ prior service and that providing death benefits is a competitive executive compensation practice. The plan and the split dollar agreements are a cost-effective means of providing these death benefits because we own the life insurance policies on which the arrangements are based.

Change of control agreements
We have entered into change of control agreements with each of our executive officers other than the Granite Mortgage CEO. The board’s purpose in approving these agreement was to encourage a smooth transition in the event of an actual or potential change in the control of our company or the bank. Under each of these agreements, we have agreed to provide the officer with specified payments and benefits if we or our successor were to terminate the individual’s employment for reasons other than for “cause,” or the individual voluntarily terminated his employment for a “good reason” (in each case as defined in the agreements), in connection with or within a specified period of time after a change of control of our company or the bank. Because the officer must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change of control, and the second trigger is the termination, other than for “cause” or for “good reason.” The requirement of the second trigger provides the incentive for the officer to stay with us in the event of a change in control.
For more information about these payments and other benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.” The board has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable in light of the agreements’ purpose.
Employment agreement with Granite Mortgage CEO
When we acquired Granite Mortgage in 1997, we assumed the terms of the company’s employment agreement with its CEO, Mr. Lackey. In 1999, the Granite Mortgage board of directors entered into a new agreement with Mr. Lackey that was to expire December 31, 2003. In May 2003, the Granite Mortgage board decided to revise this agreement, primarily to extend its term and thereby provide for Mr. Lackey’s continuing employment with Granite Mortgage.
This revised agreement has a rolling term of 1,094 days — about three years. Under this agreement, if we were to terminate Mr. Lackey without cause, we would have to pay him his salary and bonus for the remaining three-year term. In addition, if we materially reduced Mr. Lackey’s salary or changed the terms of his incentive bonus, he would have the right to resign upon one year’s notice, and to continue receiving his salary and bonus during that one-year period. In exchange, Mr. Lackey agreed to be bound by non-competition and non-solicitation covenants for two years after he leaves the company for any reason. The Granite Mortgage board believes continuing this agreement is appropriate in light of the critical role Mr. Lackey plays in the performance of Granite Mortgage.
Conclusions
Our board and its compensation committee have considered each of the elements of the named executive officers’ compensation, as described above. They have also considered the total amount of in-service and retirement compensation these elements provide (or potentially provide) to the officers. Both the board and the committee believe the amount of each element, and the total amount of compensation, for each named executive officer is reasonable and appropriate in light of the officer’s experience and individual performance, our recent strong operating performance and the officer’s contributions to that performance, and the resulting enhancement to stockholder value.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the section entitled “Compensation Discussion and Analysis.” Based on this review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2006.
Bank of Granite Corporation
Compensation Committee of the Board of Directors
Hugh R. Gaither, Chairman
Joseph D. Crocker
Paul M. Fleetwood, III
James Y. Preston
Date: February 7, 2007

PROPOSED 2007
STOCK INCENTIVE PLAN
(Proposal 2)
The Company’s Board of Directors (the “Board”) is submitting to the stockholders for their approval, a new stock incentive plan entitled the “Bank of Granite Corporation 2007 Stock Incentive Plan” (the “2007 Plan”). The Board believes that equity compensation is an important means of attracting, retaining and motivating directors and key employees. The Company has historically had a stock option plan. However, the accounting rules governing stock options have changed in recent years, and the Compensation Committee and the Board believe that it may be appropriate to use other types of equity incentives. The 2007 Plan will expand the types of equity-based awards available for grant by the Compensation Committee.
On February 7, 2007, the Compensation Committee of the Board approved the 2007 Plan and recommended it to the Board for approval. The Board adopted the 2007 Plan on February 12, 2007, and the 2007 Plan will become effective on the date it is approved by the stockholders of the Company. Because the Company’s officers and directors may receive awards under the 2007 Plan, the officers and directors are deemed to have an interest in the approval of the 2007 Plan.
If the 2007 Plan is approved by the stockholders, the Company’s 1997 Stock Option Plan and 2001 Stock Option Plan will be terminated, (except with regard to currently outstanding options), and no options will be granted under these plans after the effective date of the 2007 Plan.
The following is a summary of the material terms of the 2007 Plan, which is qualified in its entirety by the complete terms of the 2007 Plan. Copies of the plan are available, free of charge, upon written request to Kirby Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630.
Types of Awards
The 2007 Plan provides for the grant of stock options intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, nonqualified stock options, or NSOs, that are not intended to qualify as ISOs, stock appreciation rights, or SARs, restricted stock, and restricted stock units, or RSUs, performance units and other equity-related awards. These awards are described in more detail below.
Shares Available for Issuance
An aggregate of 750,000 shares of our common stock are authorized for issuance under the 2007 Plan. In addition, the following sublimits apply with respect to specific types of awards that may be issued under the 2007 Plan:
•	no more than 750,000 shares of common stock may be issued under the 2007 Plan pursuant to options intending to qualify as ISOs (as described below), and the aggregate fair market value of shares of common stock for which one or more ISOs becomes exercisable for the first time during any calendar year may not exceed $100,000 for any individual;

•	no more than 400,000 shares of common stock may be issued under the 2007 Plan pursuant to awards of restricted stock; and

•	for awards intended to be Qualifying Awards (as described below) for purposes of exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code (the Code), with respect to common stock, no more than the greater of (1) 5,000 shares of common stock, and (2) common stock with a fair market value of $100,000 to any individual within a year.
The limitations described above, as well as the number, class (if applicable) and exercise price per share in effect with respect to each outstanding award shall be adjusted by the Committee to preserve the value of awards in the event of any stock splits, stock dividends, recapitalizations, share combinations or exchanges, extraordinary distributions, split-ups or spin-offs or similar changes. These adjustments will be binding and conclusive.

The Committee also may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or any of our affiliates, our financial statements or those of any of our affiliates, or of changes in applicable accounting principles, laws, rules, rulings, regulations or other requirements of any governmental body or applicable securities exchange or trading market. These adjustments may include, but are not limited to, the substitution or assumption of awards, the acceleration of the exercisability of, lapse of restrictions on, or termination of, awards, or the allowance of time to exercise awards prior to the occurrence of such event. Such adjustments may also provide for a cash payment in consideration for the cancellation of an award.
Share Counting
In calculating the maximum number of shares issuable under the 2007 Plan, the following rules apply:
•	shares actually delivered to a participant or beneficiary in satisfaction of an award will count against the maximum number of shares issuable under the 2007 Plan and any applicable sublimits on particular types of awards;

•	shares subject to an award that is terminated, forfeited or canceled without delivery of stock to a participant will not count against the maximum share limits under the 2007 Plan and will again be available for issuance; and

•	shares not delivered to a participant because the award is settled in cash or because the shares are used to pay the exercise of the award or the withholding taxes associated with the award will not be counted against the maximum share limits and will again be available for issuance.
Notwithstanding these share counting rules, in no event will undelivered shares increase the maximum number of shares that may be granted under the 2007 Plan as ISOs.
Term
Awards may be made under the 2007 Plan until the earlier of such time as no more authorized shares of the Company’s common stock are available for issuance under the 2007 Plan or February 12, 2017.
Administration
The Compensation Committee of the Board or any other committee the Board may designate from time to time (the Committee) will administer the 2007 Plan. Subject to the terms of the 2007 Plan and applicable law, the Committee has sole authority and discretion to administer the 2007 Plan. This authority includes the power to:
•	select the participants to whom awards may be made under the plan;

•	determine the types and amounts of awards made to participants;

•	determine the terms and conditions of awards, including any exercise price, vesting conditions, restrictions or limitations, payments, rights or other matters to be calculated in connection with any awards, any deferred payment arrangements regarding awards, and any acceleration of vesting or waiver of forfeiture under any award;

•	determine whether, and if so, what, performance criteria must be met as a condition to receipt of any award, and determine and certify whether any applicable performance criteria have been met;

•	modify, amend or adjust the terms and conditions of any award, including modifications, amendments or adjustments to take advantage of changes in tax laws or regulations or in the event the actual tax consequences of an award differ from originally anticipated consequences;

•	determine the circumstances and methods by which an award may be settled in cash, common stock, or other securities or property;

•	determine the circumstances under which awards may be canceled, forfeited or suspended;

•	adopt, alter and repeal the administrative rules, guidelines and practices governing the 2007 Plan;

•	interpret, administer, reconcile any inconsistency in, and correct any default in or supply any omission in, the terms and provisions of the 2007 Plan and any award or other document or communication under the 2007 Plan; and

•	otherwise oversee the administration of the 2007 Plan and take any other action the Committee deems necessary or desirable for the administration of the 2007 Plan.

Except to the extent prohibited by applicable law or any stock exchange on which the Company’s common stock is then primarily listed or traded, the Board may exercise all powers of the Committee under the 2007 Plan from time to time, or the Committee may delegate all or any portion of its responsibilities and powers to any one or more of its members or to any person or persons selected by the Committee. All decisions made pursuant to the exercise of these powers will be final and binding on all persons, including the Company and all participants.
Eligible Participants
Eligible participants include all employees, non-employee members of the Board or members of the boards or similar governing body of any subsidiaries of the Company, and consultants or other independent advisors who provide services to the Company or any of its subsidiaries.
Types of Awards
Options. Except as otherwise established by the Committee at the time of grant, all stock options awarded under the 2007 Plan must have an exercise price at least equal to the fair market value of our common stock on the date the options are granted. Options may be subject to vesting and such other terms as determined by the Committee in its discretion and set forth in the individual award agreements.
The exercise price of an option may be paid in such consideration as the Committee deems appropriate, including cash, common stock or a combination thereof.
Two types of options may be awarded under the 2007 Plan: options intended to qualify as ISOs under Section 422 of the Internal Revenue Code, and options not intended to qualify as ISOs. The following special rules apply to ISOs: ISOs may be awarded only to employees; the exercise price of an ISO may not be less than 100% of the fair market value per share of the Company’s common stock on the grant date of the ISO or, if such ISO is awarded to an owner of 10% or more of the total combined voting power of all classes of the Company’s common stock, not less than 110% of such fair market value; the aggregate fair market value of shares of common stock (determined as of the respective grant date(s)) for which one or more ISOs becomes exercisable for the first time during any calendar year may not exceed $100,000 for any individual; and the term of the ISO may not exceed ten years, or five years for owners of 10% or more of the total combined voting power of all classes of the Company’s common stock.
Stock Appreciation Rights. A SAR entitles a participant to receive value equal to the excess of the fair market value of a specified number of shares of common stock over the exercise price established for the SAR, with cash payable to the extent that any fraction of a share would be issuable. SARs may be subject to such terms and conditions, including vesting, as determined by the Committee and set forth in the individual award agreement. Except as otherwise established by the Committee at the time of grant, the exercise price of a SAR shall not be less than the fair market value of the SAR on the date of grant.
Restricted Stock and Restricted Stock Units. Restricted stock is a grant of a specified number of shares of common stock, subject to such restrictions, risk of forfeiture, vesting or other conditions as the Committee may determine. A restricted stock unit is the right to receive a future grant of a specified number of shares of common stock, subject to such restrictions, conditions, risk of forfeiture, or vesting conditions as the Committee may determine. Unlike holders of restricted stock units, holders of restricted stock will have all rights of a stockholder with respect to the shares of restricted stock granted, except as otherwise provided in the applicable award agreement.
Performance Units. Performance units entitle a participant to receive a specified value, established by the Committee at the time of the award, based on the extent to which specific performance goals are achieved. Performance units are subject to such terms and conditions as determined by the Committee, including the establishment of specified performance goals for a specified performance period as described below under “Performance Based Compensation.” The performance unit is not earned unless and until the specified performance goals are attained. The value of performance units may be measured by the fair market value of our common stock or any other maximum dollar value established by the Committee, and may be settled in either cash or common stock, as determined by the Committee.

Other Discretionary Awards. The Committee may, in its sole discretion, grant and determine the terms and conditions of other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the Company’s common stock or factors that may influence the value of the Company’s common stock. These awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into the Company’s common stock, common stock purchase rights, awards with value and payment contingent upon the Company’s performance or that of specified subsidiaries, affiliates or other business units or other factors determined by the Committee. The Committee may also, in its sole discretion, grant common stock as a bonus, or grant other awards in lieu of obligations of the Company or its subsidiary to pay cash or deliver other property under the 2007 Plan or under other plans or compensatory arrangements.
Performance Based Compensation
For any awards that are intended to be “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (a Qualifying Award), no more than the greater of (i) 5,000 shares of common stock, and (ii) common stock with a fair market value of $100,000 may be subject to such Qualifying Awards made to any one individual during any one calendar year period. The right to receive or retain any award granted as a Qualifying Award (other than an Option or SAR) will be conditioned on the achievement of specified performance goals during a calendar year or performance period established by the Committee. Performance goals will be established in writing by the Committee prior to the beginning of each performance period, or in any event no later than the time permitted for the establishment of such goals by Section 162(m).
Performance goals may vary from participant to participant and award to award and will be based upon the attainment of specific amounts of, or increases in, one or more of the following: the fair market value of the Company’s common stock, revenues, operating income, cash flow, earnings before income taxes, net income, earnings per share, stockholders’ equity, return on equity, return on investment or capital, return on assets, share price, profitability or profit margins, loan growth, deposit growth, market share or strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures, all whether applicable to us or any relevant subsidiary or business unit or entity in which we have a significant investment, or any combination thereof as the Committee may deem appropriate. Each performance goal may be expressed on an absolute or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, our past performance or the past or current performance of other companies, and may provide for the inclusion, exclusion or averaging of specified items in whole or in part, such as realized gains or losses on strategic investments, discontinued operations, extraordinary items, accounting changes, and unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity or shares outstanding, assets or net assets. Prior to the payment of any award granted as a Qualifying Award, the Committee will certify in writing that the performance goals were satisfied. The Committee may also exercise discretion to reduce or eliminate a Qualifying Award, even if the applicable performance goals have been met.
Termination of Employment
The Committee will determine the consequences to awards under the 2007 Plan of a participant’s death, disability, retirement or other termination of employment of service. These consequences will be set forth in the individual award agreements or as the Committee may otherwise determine.
Transferability of Awards
A participant may transfer options awarded under the 2007 Plan by will or the laws of inheritance. In addition, at the discretion of the Committee, a participant may transfer options by gift or other transfer other than for value to any of the following:
•	the participant’s immediate family;

•	a trust in which either the participant or the participant’s immediate family members have more than 50% of the beneficial interest;

•	an entity in which the participant or participant’s immediate family members own more than 50% of the voting interests; or

•	such other transferees as permitted by the Committee.

Exchange and Buy Out — Limits on Repricing
The Committee may at any time offer to exchange or buy out any previously granted award for a payment in cash, shares of common stock, or other awards or property. However, the repricing of outstanding options or SARs without stockholder approval is expressly prohibited to the extent such approval would be required under the rules of the The NASDAQ Global Select MarketSM or any other stock exchange or trading market on which our common stock is then primarily listed or traded.
Amendment and Termination of Plan and Awards
The Committee may suspend or terminate the 2007 Plan at any time. The Committee may also amend or modify the 2007 Plan, except that it may not, without stockholder approval, adopt any amendment that would be prohibited by applicable laws, regulations or stock exchange requirements absent stockholder approval. The Committee also may amend, modify, suspend, cancel, terminate, discontinue or waive any conditions or rights under, any award, award agreement or related documents in any manner, either prospectively or retroactively; provided, however, that except as set forth in the 2007 Plan or otherwise provided in the applicable award agreement, no such amendment, modification, alternation, suspension, discontinuation, cancellation or termination that would materially impair the rights of any participant under any outstanding award will be effective to that extent without the consent of the impaired participant or the representative or beneficiary of the affected participant.
Change of Control
The Committee may, in its sole and absolute discretion and on such terms and conditions as it may establish, determine that prior to or in connection with the consummation of a Change of Control (as defined in the 2007 Plan), that any or all outstanding awards become fully exercisable or vested. The Committee also may, in its discretion, cancel any outstanding awards in exchange for a payment in cash or securities equal to the “in the money” value represented by the difference between the exercise price associated with the award and the amount offered to holders of our common stock in the change of control transaction. Unless otherwise determined by the Committee, upon consummation of a Change of Control in which the Company is not the surviving entity, all outstanding options and SARs, to the extent not exercised or vested, will terminate and cease to be outstanding, except to the extent expressly assumed by the successor entity (or parent thereof), and all unvested restricted stock, restricted stock units and performance units shall be forfeited and cancelled.
Unless otherwise determined by the Committee, upon consummation of a Change of Control in which the Company is the surviving entity, all awards will remain outstanding in full force and effect on the same terms and conditions.
Except as otherwise provided in an applicable award agreement, the 2007 Plan defines a “change of control” as the occurrence of any of the following events:
(i)	any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing fifty percent (50%) or more of any class of voting securities of the Company, or acquires control of in any manner the election of a majority of the directors of the Company;

(ii)	the Company consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where the Company is not the surviving corporation in such transaction and the holders of the voting securities of the Company immediately prior to such acquisition own less than a majority of the voting securities of the surviving entity immediately after the transaction; or

(iii)	all or substantially all of the assets of the Company are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group.
Grants
No awards have been made under the 2007 Plan, and the Company cannot currently determine the number of awards that will be granted to any person during 2007.
The affirmative vote of the holders of a majority of shares of common stock represented and voting at the meeting (either in person or by proxy) is required for approval of the proposal to adopt the 2007 Plan. The Board of Directors unanimously recommends that the stockholders approve the 2007 Plan by voting “FOR” Proposal 2.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS
The following table sets forth information as of December 31, 2006 with respect to the shares that may be issued under the Company’s existing equity compensation plans without regard to the 2007 Plan described in this Proposal.
Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities To	Weighted-Average	Future Issuance Under
	Be Issued Upon Exercise	Exercise Price	Equity Compensation
	Of Outstanding Options,	Of Outstanding Options,	Plan (excluding securities
	Warrants and Rights	Warrants and Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	207,210	$12.86	309,774
Equity compensation plans not approved by security holders	none	none	none
Total	207,210	$12.86	309,774
TRANSACTIONS WITH OFFICERS AND DIRECTORS
The Company’s Board of Directors generally reviews related party transactions, although the Company has not historically had formalized policies and procedures regarding the approval of related party transactions, except in connection with banking transactions. The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others; and, in the opinion of Company management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to officers and directors are in compliance with federal banking regulations and therefore are exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002. Prior approval by a majority of the Board of Directors is required for extensions of credit to officers and directors if the credit, when aggregated with the amounts of all other extensions of credit to that person and to all related interests of that person, (i) exceeds the higher of $25,000 or 5% of the bank’s unimpaired capital and unimpaired surplus; or (ii) exceeds $500,000. In addition, the aggregate amount outstanding to an executive officer cannot exceed the higher of 2.5% of the Bank’s unimpaired capital and unimpaired surplus up to $100,000, excluding financing for first lien on residence or children’s education. The Company’s practice has been to obtain prior Board approval for all extensions of credit to officers and directors. Officers and directors cannot vote, and cannot directly or indirectly influence the voting for their extensions of credit.
In September 2003, the Company entered into commercial leases with Salem Investors, LLC, a company jointly owned by the chief executive officer and a senior vice president of Granite Mortgage, for the purpose of providing a community banking facility to the Bank and a mortgage banking facility to Granite Mortgage in Winston-Salem, North Carolina. The lease terms commenced on September 1, 2004, and each lease has an initial term of seven years. In 2006, the monthly lease payment was $5,625 for the banking facility and $16,875 for the mortgage banking facility. Based on a fairness opinion obtained from an independent third party expert, the Company believes that the leases are on terms comparable to lease terms for similar properties in the Winston-Salem area.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission initial reports of ownership of Company Common Stock and reports of changes in ownership. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based on a review of the Section 16(a) reports furnished to the Company, all Section 16(a) filings required of its directors and executive officers for 2006 were made, to the Company’s knowledge and belief, in a timely manner, except for one Form 3 filing by director Joseph D. Crocker, which was due September 29, 2006 and was filed October 2, 2006. Mr. Crocker was appointed to serve as a member of the Board of Directors of the Company on September 18, 2006.
RATIFICATION OF SELECTION OF ACCOUNTANTS
(Proposal 3)
The Audit Committee of the Board of Directors of the Company has selected the firm of Dixon Hughes PLLC as independent Certified Public Accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2007. The firm is to report on the Company’s consolidated balance sheets, and related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity, and to perform such other appropriate accounting services as may be required by the Board of Directors. It is expected that representatives of Dixon Hughes PLLC, who also served as the Company’s accounting firm for the 2006 audit, will be present at the stockholders’ meeting. They will be provided with any opportunity to make a statement if they desire to do so and to answer appropriate questions which may be raised at the meeting.
The following table summarizes the aggregate fees billed to the Company by Dixon Hughes PLLC and Deloitte & Touche LLP:

	Dixon Hughes PLLC	Deloitte & Touche LLP
	2006	2006	2005
Audit fees (a)	$239,804	$30,850	$399,171
Audit-related fees (b)	—	—	30,998
Tax fees (c)	—	14,005	23,280

Total	$239,804	$44,855	$453,449

(a)	Fees for audit services billed in 2006 and 2005 consisted of:

	•	Audit of the Company’s annual financial statements. Dixon Hughes PLLC audited the 2006 financial statements, and Deloitte & Touche LLP audited the 2005 financial statements.

	•	Attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404

	•	Reviews of the Company’s quarterly financial statements. Dixon Hughes PLLC reviewed the third quarter of 2006, and Deloitte & Touche LLP reviewed the quarterly financial statements for the first and second quarters of 2006 and all of 2005.

	•	Regulatory audits for Granite Mortgage

	•	Consents and other services related to SEC matters

(b)	Fees for audit-related services billed in 2006 and 2005 consisted of:

	•	Employee benefit plan audits. All fees were billed by Deloitte & Touche LLP.

(c)	Fees for tax services billed in 2006 and 2005 consisted of tax compliance:

	•	Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i. Federal and state income tax return assistance

ii. Review of quarterly estimated tax payments

In considering the nature of the services provided by Dixon Hughes PLLC and Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with both firms and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
Pre-Approval
All of the services performed by Deloitte & Touche LLP in 2006 were pre-approved in accordance with the pre-approval policies and procedures adopted by the Audit Committee at its February 21, 2006, meeting, and all of the services performed by Dixon Hughes PLLC in 2006 were pre-approved at the September 12, 2006 Audit Committee meeting. The policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the performance of any audit related services, a description of the services (the “Service List”) expected to be performed by the independent auditor during the fiscal year be presented to the Audit Committee for approval.
The Board of Directors unanimously recommends that the stockholders ratify the appointment of Dixon Hughes PLLC as the Company’s Independent Certified Public Accountants for the year ending December 31, 2007 by voting FOR Proposal 3. In the event that the stockholders do not ratify the appointment of Dixon Hughes PLLC as the Company’s Independent Certified Public Accountants, then the Audit Committee will reconsider the appointment.
PROPOSALS FOR 2008 ANNUAL STOCKHOLDERS MEETING
From time to time, individual stockholders may wish to submit proposals which they believe should be voted upon by the Company’s stockholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in the Company’s annual proxy materials. No such proposals were submitted for the 2007 Annual Meeting. Stockholder proposals intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Secretary of the Company at its executive office, 23 North Main Street, P.O. Box 128, Granite Falls, North Carolina 28630 no later than November 28, 2007 (which is 120 days prior to the expected date of the 2008 Proxy Statement) in order to be eligible for inclusion in the Company’s Proxy Ballot and Proxy Statement for the 2008 Annual Meeting.
OTHER BUSINESS
Management of the Company knows of no other business to be presented to the meeting. If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same.
All stockholders are invited to attend the Annual Meeting of stockholders on April 23, 2007 at 10:30 a.m., at the Holiday Inn — Select, 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina. At the meeting you may vote your shares in person. Even if you plan to attend, however, please sign and return your Proxy promptly. A Proxy may be revoked at any time before it is voted, and the giving of a Proxy will not affect the right of a stockholder to attend the meeting and vote in person.

By Order of the Board of Directors Bank of Granite Corporation
/s/ Kirby A. Tyndall
Granite Falls, North Carolina	KIRBY A. TYNDALL
March 15, 2007	Secretary

APPENDIX A
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER
OF THE BOARD OF DIRECTORS
CHARTER
I. Purpose
The primary purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Bank of Granite Corporation (the “Corporation”) in: (i) identifying qualified individuals to become Board members, (ii) determining the composition of the Board and its committees, (iii) monitoring a process to assess the effectiveness of the Board and Board committees and (iv) developing and implementing the Corporation’s corporate governance guidelines.
II. Composition
The Committee shall be comprised of three or more directors appointed by the Board, each of whom should under normal circumstances be independent within the meaning of applicable SEC regulations, NASDAQ rules and such other criteria as the Board may establish. The Board shall appoint a Chair of the Committee.
III. Meetings
The Committee shall meet at least twice annually, or more frequently as necessary. The Committee may, in its discretion, ask members of management or others to attend any of its meetings or to provide information or advice as needed.
IV. Activities
To fulfill its purpose and responsibilities, the Committee shall:
Board Membership
(1)	Make recommendations to the Board regarding the size and composition of the Board and the criteria for the selection of candidates for membership on the Board.

(2)	Oversee the search for individuals qualified to become members of the Board, including by evaluating persons suggested by stockholders or others, and supervise appropriate inquiries into the backgrounds and qualifications of possible candidates.

(3)	Recommend to the Board director nominees to be presented for stockholder approval at each annual meeting of stockholders and to fill any vacancies between annual meetings.
Board Committees
(4)	Monitor and make recommendations to the Board with respect to the functions of the Board and the various committees of the Board.
Management Succession
(5)	Review management succession plans with the Chief Executive Officer.
Corporate Governance
(6)	Develop and recommend to the Board for its approval an annual self-evaluation process for the Board and each of its committees.

(7)	Develop and recommend to the Board for its approval the by-laws and a set of corporate governance guidelines, review those by-laws and guidelines at least annually and recommend changes to the Board as appropriate.

(8)	Develop and recommend to the Board for its approval a set of minimum standards and qualifications for director nominees.

(9)	Periodically review the frequency, structure and content of Board meetings and recommend changes to the Board as appropriate.

(10)	Periodically review director fees and other compensation and advise the Compensation Committee on these matters.

(11)	Consider any other matters of corporate governance raised by the Committee, the Board or management.

V. PROCESSES
After each Committee meeting, the Committee shall report its actions and recommendations to the Board.
The Committee shall conduct and present to the Board an annual review of its performance. In addition, the Committee shall review this Charter at least annually and recommend any proposed revisions to the Board for its approval.
The Committee shall have the authority to delegate any of its responsibilities to subcommittees. The Committee shall also have the authority to engage a search firm to assist in identifying director candidates and to engage outside counsel and other advisors, in each case as it deems appropriate in its sole discretion, and to set the terms (including fees) of all such engagements. The Corporation shall provide for appropriate funding, as determined by the Committee, for paying fees to outside advisors engaged by the Committee.
Approved by the Nominating and Corporate Governance Committee: February 12, 2007
Approved by the Board of Directors: February 12, 2007

APPENDIX B
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
AMENDED AND RESTATED CHARTER
I. Purpose
The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Bank of Granite Corporation (the “Corporation”) assists the Board in fulfilling its responsibility for oversight of: (i) the quality and integrity of the Corporation’s accounting and financial reporting processes; (ii) the audits of the Corporation’s financial statements and (iii) the Corporation’s systems of internal controls regarding finance and accounting.
Although the Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants.
The independent accountants are ultimately accountable to the Board and to the Committee, which has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants. The Committee has direct responsibility for the compensation and oversight of the work of the independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Committee.
The Corporation shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent accountants for all audit and other services approved by the Committee or pursuant to its policies and to discharge any of the Committee’s powers or responsibilities.
II. Composition
The membership of the Committee shall consist of at least three directors appointed by the Board, upon the recommendation of the Nominating and Corporate Governance Committee, each of whom shall be independent within the meaning of applicable SEC regulations, NASDAQ rules and such other criteria as the Board may establish. Committee members must be able to read and understand fundamental financial statements and must not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation during the last three years. At least one member of the Committee must be an “audit committee financial expert” within the meaning of applicable SEC regulations, NASDAQ rules and such other criteria as the Board may establish.
Unless the Board appoints a Chair of the Committee, the members of the Committee may designate a Chair by majority vote of the full Committee membership.
III. Meetings
The Committee shall meet at least four times annually, or more frequently as required in order to fulfill its responsibilities. The Committee may, in its discretion, ask members of management or others to attend any of its meetings or to provide information or advice as needed. The Committee is expected to maintain free and open communication with the independent accountants, the internal auditors and the management of the Corporation and should meet with these parties periodically in separate executive sessions in order to discuss any matters that the Committee or any of these groups believes should be discussed privately. The Committee shall report regularly to the Board with respect to its activities and shall make recommendations to the Board, as appropriate.
IV. Responsibilities
The Committee’s primary responsibilities include:
Review of Documents and Reports; Audit Committee Report
1.	Review this Charter at least annually and recommend revisions to the Board.

2.	Review the Corporation’s annual financial statements and any accompanying certification, report, opinion, or review by the independent accountants.

3.	Review the Corporation’s quarterly financial statements, prior to release, with management and the independent accountants. The Chairman of the Committee may represent the entire Committee for this purpose.

4.	As necessary to carry out its other responsibilities, retain special legal, accounting or other consultants to advise the Committee, and otherwise to seek information or advice in any manner it deems appropriate.

5.	Inquire of management, the internal auditors and the independent accountants about significant risks or exposures and assess the steps that management has taken to minimize such risks to the Corporation.

6.	Provide a report or any other disclosures required of the Committee to be included in each proxy statement of the Company. Such report shall include the name of each Committee member, shall comply with the required disclosures of the SEC, and shall:
a.	state whether the Committee has reviewed and discussed the audited financial statements with management;

b.	represent that the Committee has discussed the conduct of the audit with the independent accountants;

c.	represent that the Committee has received the written disclosures and the letter from the independent accountants required by Standard No. 1 of the Independence Standards Board;

d.	state whether, based on a review of the audited financial statements and discussions with the independent accountants, the Committee recommended that the financial statements be included in the annual report for filing with the Securities and Exchange Commission; and

e.	include any other disclosures deemed necessary or advisable by the Committee.
Internal Auditors
7.	In connection with the independent accountants and the internal auditors, provide guidance regarding the internal audit function of the Corporation, including review of the organization of such activity.

8.	Consider and review with management and the internal auditors:
a.	significant findings during the year and management’s responses thereto;

b.	any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information;

c.	any changes required in the planned scope of their audit plan; and

d.	the internal audit department budget and staffing.
Independent Accountants
9.	Select, retain, and, when appropriate, terminate, the independent accountants, considering independence and effectiveness, and approve the scope of the proposed audit for each fiscal year and the fees and other compensation to be paid to the independent accountants for the audit.

10.	Obtain a formal written statement from the independent accountants, which lists all relationships between the independent accountants and the Corporation, and review and periodically discuss with the accountants all significant relationships the accountants have with the Corporation and others that may affect the accountants’ independence.

11.	Review the performance of the independent accountants, and report to the Board about any proposed change with respect to the independent accountants if and when circumstances warrant.

12.	Periodically consult with the independent accountants out of the presence of management about the Corporation’s internal controls and financial statements.

13.	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent accountants, subject to such exceptions for non-audit services as permitted by applicable laws and regulations. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee as its next scheduled meeting.

14.	At least annually, evaluate the qualifications, performance and independence of the independent accountants, including considering whether the provision of permitted non-audit services is compatible with maintaining the accountants’ independence, and taking into account the opinions of management and the internal auditors.

Financial Reporting Processes
15.	In consultation with the independent accountants, review the integrity and adequacy of the Corporation’s financial reporting processes, both internal and external.

16.	Discuss with the independent accountants their judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

17.	Review and discuss quarterly reports from the independent accountants on: (a) all critical accounting policies and practices to be used; (b) alternative treatments of financial information within generally accepted accounting principles that have been discussed with the management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants; and (c) other material written communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

18.	Consider and review with the independent accountants any significant findings and recommendations of those accountants, together with management’s responses thereto.

19.	Consider, and approve if appropriate, any major changes to the Corporation’s auditing and accounting principles and practices suggested by the independent accountants or management.
Process Improvement
20.	Facilitate the reporting to the Committee by both management and the independent accountants of any significant judgments made in management’s preparation of the financial statements and the view of both management and the accountants as to appropriateness of such judgments.

21.	After completion of the annual audit, review separately with both management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

22.	Review and resolve any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

23.	Review with the independent accountants and management the extent to which any changes or improvements in financial or accounting practices that have been approved by the Committee have been implemented.
Miscellaneous
24.	Establish and periodically review the adequacy of procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

25.	Report Committee activities to the Board of Directors and make such recommendations to the Board of Directors as the Committee deems appropriate.

26.	Receive reports regarding, and review, any “related party transactions,” as defined by applicable NASDAQ rules and determine whether to ratify or approve such transactions.

27.	Approve any report to be included in the Corporation’s annual report or proxy statement that describes the Committee’s composition and responsibilities and how they were discharged.

28.	Conduct and present to the Board an annual evaluation of the Committee’s performance.

29.	Perform any other activities consistent with this Charter, the Corporation’s bylaws and governing law that the Committee or the Board may deem necessary or appropriate.
Approved by the Audit Committee: February 12, 2007
Approved by the Board of Directors: February 12, 2007

APPENDIX C
COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
CHARTER
I. Purpose
The primary purpose of the Compensation Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Bank of Granite Corporation (the “Corporation”) in fulfilling its responsibilities related to the Corporation’s compensation and benefit programs for executive officers.
II. Composition
The Committee shall be comprised of three or more directors appointed by the Board, each of whom should under normal circumstances be independent within the meaning of applicable SEC regulations, NASDAQ rules and such other criteria as the Board may establish. In addition, each member of the Committee should be a “Non-Employee Director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board will appoint a Chair of the Committee.
III. Meetings
The Committee shall meet at least annually, or more frequently as necessary to carry out the purpose and responsibilities of the Committee. The Committee may, in its discretion, ask members of management or others to attend any meeting and provide information or advice as needed.
IV. Activities
To fulfill its purpose and responsibilities, the Committee shall:
Chief Executive Officer Compensation.
(1)	On an annual basis, review and approve goals and objectives relevant to compensation of the Chief Executive Officer (“CEO”) and evaluate the CEO’s performance in light of those goals and objectives.

(2)	Based on this evaluation, determine, or recommend to the Board for its approval, the CEO’s compensation, including salary, bonus, incentive and equity compensation (provided that the CEO may not be present during voting or deliberations on his or her compensation).
Other Compensation
(3)	On an annual basis, review and approve the evaluation process and compensation structure of the Corporation’s other executive officers and evaluate those other officers’ performance.

(4)	Based on this evaluation, determine or recommend to the Board for determination, the other executive officers’ compensation, including salary, bonus, incentive and equity compensation.
Equity and Incentive Plans
(5)	Periodically review the Corporation’s equity-based and other incentive plans and revise such plans, or recommend revisions or new plans to the Board, as the Committee deems appropriate.

(6)	Review, approve, and recommend to the Board for approval the performance targets and participation levels for the Corporation’s management incentive plan.

(7)	Review, approve, and recommend to the Board for approval the amount of the Corporation’s discretionary 401(k) contributions for each year.

(8)	When delegated such authority by the Board, exercise the full authority of the Board to administer the Corporation’s equity-based and other incentive, compensation or benefit plans.
Other Responsibilities
(9)	Prepare and publish any compensation report required by the SEC in the Corporation’s Annual Report on Form 10-K or proxy statement for the annual meeting of shareholders.
V. Processes
After each Committee meeting, the Committee shall report its actions and recommendations to the Board. The Committee shall conduct and present to the Board an annual review of its performance. In addition, the Committee shall review this Charter at least annually and recommend any proposed revisions to the Board for its approval.
The Committee shall have the authority to delegate any of its responsibilities to subcommittees. The Committee shall also have the authority to engage compensation consultants, outside counsel and other advisors, in each case as it deems appropriate in its sole discretion, and to set the terms (including fees) of all such engagements. The Corporation shall provide for appropriate funding, as determined by the Committee, for paying fees to outside advisors engaged by the Committee.
Approved by the Compensation Committee: October 16, 2006
Approved by the Board of Directors: January 16, 2007

***** SAMPLE BALLOT *****

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BANK OF GRANITE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned hereby appoints Charles M. Snipes, John N. Bray, and James Y. Preston, or each of them, as Proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to represent and to vote as designated below all the shares of Common Stock held on record by the undersigned on February 28, 2007, at the Annual Meeting of Stockholders to be held on April 23, 2007, or any adjournment thereof.

Please be sure to sign and date this Proxy in the spaces below.	Date

Stockholder sign above	Co-holder (if any) sign above

		For	With- hold	For All Except
1.	ELECTION OF DIRECTORS	☐	☐	☐
John N. Bray
Joseph D. Crocker
Leila N. Erwin
Paul M. Fleetwood, III
Hugh R. Gaither
James Y. Preston
Charles M. Snipes
Boyd C. Wilson, Jr., CPA
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	TO APPROVE 2007 STOCK INCENTIVE PLAN.	☐	☐	☐

		For	Against	Abstain
3.	THE RATIFICATION OF THE ACCOUNTING FIRM DIXON HUGHES, PLLC as the Corporation’s Independent Certified Public Accountants for the year ending December 31, 2007.	☐	☐	☐

4.	To their discretion, the Proxies are authorized to vote upon other such business as may properly come before the meeting.
SHARES OF COMMON STOCK OF THE CORPORATION WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR PROPOSAL 1 TO ELECT THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2 TO APPROVE THE 2007 STOCK INCENTIVE PLAN, AND FOR PROPOSAL 3 TO RATIFY THE ACCOUNTING FIRM OF DIXON HUGHES, PLLC AS THE CORPORATION’S AUDITORS AND OTHERWISE AT THE DISCRETION OF THE PROXY HOLDERS.
IF YOUR SHARES ARE HELD THROUGH A BROKER, PLEASE INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES ON PROPOSAL 2. BROKER NON-VOTES ON PROPOSAL 2 WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 2.

^^^Detach above card, sign, date and mail in postage paid envelope provided.^^^
BANK OF GRANITE CORPORATION
The above signed hereby acknowledges receipt of the Notice of Annual Meeting of the Stockholders of the Corporation called for April 23, 2007, a Proxy Statement for the Annual Meeting, the Annual Report on Form 10-K and the 2006 Annual Report to Stockholders.
Please sign EXACTLY as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.
YOUR VOTE IS IMPORTANT TO US!
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY